Exhibit 2.1

Execution Version

TRANSACTION AGREEMENT

by and among

CF FINANCE ACQUISITION CORP.

CF FINANCE INTERMEDIATE ACQUISITION, LLC

CF FINANCE HOLDINGS LLC

GROSVENOR HOLDINGS, L.L.C.

GROSVENOR CAPITAL MANAGEMENT HOLDINGS, LLLP

GCM GROSVENOR MANAGEMENT, LLC

GROSVENOR HOLDINGS ii, LLC

GCMH GP, L.L.C.

GCM V, LLC

and

GCM GROSVENOR INC.

dated as of August 2, 2020

Exhibits

Exhibit A	Form of Surviving Corporation Charter
Exhibit B	Form of Surviving Corporation Bylaws
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Stockholders’ Agreement
Exhibit E	Form of Tax Receivable Agreement
Exhibit F	Form of PIPE Subscription Agreement
Exhibit G	Form of A&R LLLPA
Exhibit H	Form of Incentive Equity Plan

TRANSACTION AGREEMENT

This Transaction Agreement, dated as of August 2, 2020 (this “Agreement”), is made and entered into by and among CF Finance Acquisition Corp., a Delaware corporation (“Acquiror”), CF Finance Intermediate Acquisition, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“IntermediateCo”), CF Finance Holdings, LLC, a Delaware limited liability company (“Sponsor”, and together with Acquiror and IntermediateCo, the “CF Entities”), Grosvenor Holdings, L.L.C., an Illinois limited liability company (“Grosvenor Holdings”), Grosvenor Capital Management Holdings, LLLP, an Illinois limited liability limited partnership (“Grosvenor Capital”), GCM Grosvenor Management, LLC, a Delaware limited liability company (“Management”), Grosvenor Holdings II, L.L.C., a Delaware limited liability company (“GH II”, and together with Grosvenor Holdings, GCMH GP and Management, each a “Grosvenor Holder” and together the “Grosvenor Holders”), GCMH GP, L.L.C., a Delaware limited liability company (“GCMH GP”), GCM V, LLC, a Delaware limited liability company (“GCM V”) and GCM Grosvenor Inc., a Delaware corporation and a direct wholly owned subsidiary of Grosvenor Capital (“GCM PubCo”).

RECITALS

WHEREAS, Acquiror is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with Delaware General Corporation Law (“DGCL”), Acquiror will merge with and into GCM PubCo (the “Merger”), the separate corporate existence of Acquiror will cease and GCM PubCo will be the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time (as defined below) as the “Surviving Corporation”);

WHEREAS, upon the Effective Time, each share of Acquiror Common Stock (as defined below) will be converted into one share of Class A Common Stock of the Surviving Corporation, par value $0.0001 per share (“Class A Common Stock”), as set forth in this Agreement;

WHEREAS, on the date hereof, (i) The Klein Group (or an Affiliate thereof) (“Klein”) has agreed to purchase 1,000,000 shares of Class A Common Stock at a price per share equal to $10.00 at the Closing immediately following the Effective Time, and (ii) the PIPE Investors (as defined below) have agreed to purchase an aggregate of 18,500,000 shares of Class A Common Stock at a price per share equal to $10.00 at the Closing immediately following the Effective Time, in each case, pursuant to subscription agreements (“PIPE Subscriptions”) substantially in the form attached hereto as Exhibit F (the “PIPE Subscription Agreements”);

WHEREAS, pursuant to that certain Forward Purchase Agreement, dated as of December 12, 2018, by and between Acquiror and Sponsor, as amended by that certain Amendment No. 1 to Forward Purchase Agreement, dated as of the date hereof (the “Forward Purchase Agreement”), Sponsor has agreed to purchase 3,500,000 shares of Class A Common Stock and 1,500,000 Surviving Corporation Private Placement Warrants (as defined below) for an aggregate price equal to $30,000,000 at the Closing immediately following the Effective Time (the “Sponsor Subscription” and together with the PIPE Subscriptions, the “GCM PubCo Equity Investments”), and Sponsor has delivered to the Grosvenor Holders a duly executed Sponsor Support Agreement (as defined below) as of the date hereof;

WHEREAS, at the Closing immediately following the Effective Time, Sponsor shall cause to be terminated, forfeited and cancelled, for no consideration (i) 2,351,534 shares of Class A Common Stock, held by Sponsor immediately following the Effective Time and (ii) 150,000 Surviving Corporation Private Placement Warrants held by Sponsor immediately following the Effective Time;

WHEREAS, at the Closing and immediately following the Effective Time, the Surviving Corporation shall issue Surviving Corporation Private Placement Warrants to Grosvenor Holdings and/or its designees (the “Grosvenor Warrants”); and

WHEREAS, at the Closing immediately following the Effective Time, Grosvenor Holdings will assign, and IntermediateCo will assume, all right, title and interest in and to that certain Option Agreement, dated as of October 5, 2017, by and among Grosvenor Holdings, HCFP VI AIV, L.P., H&F Chicago AIV I, L.P., and Hellman & Friedman Capital Executives VI, L.P. (the “Option Agreement”) in exchange for the Option Consideration (as defined below) and the Grosvenor Warrants (the “Option Conveyance”);

WHEREAS, at the Closing and immediately following the Option Conveyance, IntermediateCo will consummate the exercise of the Options (as defined in the Option Agreement) to purchase all of the Class B-2 Common Units of Grosvenor Capital (the “Grosvenor Class B-2 Common Units”) then held by all of the Investors (as defined in the Option Agreement) for the Option Exercise Price (as defined below) in accordance with the terms, and subject to the conditions, of the Option Agreement (the “Option Exercise”);

WHEREAS, at the Closing and immediately following the Option Exercise, Grosvenor Holdings shall have the right to require IntermediateCo to purchase a number of its Class B-1 Common Units of Grosvenor Capital (the “Grosvenor Class B-1 Common Units”) as set forth herein for a purchase price per Grosvenor Class B-1 Common Unit equal to the Class B-1 Unit Price;

WHEREAS, at the Closing and immediately following the Grosvenor Class B-1 Sale (as defined below) (if any), (i) GCMH GP shall sell all of the outstanding equity interests of Grosvenor Capital then held by GCMH GP, including the general partnership and limited partnership interests, to IntermediateCo for the GCMH Consideration (as defined below), and (ii) Grosvenor Holdings shall sell all of the outstanding equity interests of GCM, L.L.C. (“GCM LLC”, and together with Grosvenor Capital, each a “Grosvenor Company” and together the “Grosvenor Companies”) to IntermediateCo for the GCM Consideration (as defined below);

WHEREAS, at the Closing and immediately following the Option Exercise, the Grosvenor Class B-1 Sale (if any) and the GCM Transfers (as defined below), Grosvenor Capital will be redomiciled as a limited liability limited partnership in the State of Delaware and the Fourth Amended and Restated Limited Liability Limited Partnership Agreement of Grosvenor Capital shall be amended and restated substantially (except with respect to the calculation methodology in Exhibit B thereto, which shall not be modified in any respect without the consent of the Acquiror) in the form attached hereto as Exhibit G (the “Grosvenor Redomicile and LLLPA Amendment” and such amended and restated Limited Liability Limited Partnership Agreement, the “A&R LLLPA”);

WHEREAS, at the Closing and immediately following the effectiveness of the Grosvenor Redomicile and LLLPA Amendment, Grosvenor Capital shall issue to IntermediateCo (i) the GCM PubCo Matching Grosvenor Common Units (as defined below) and (ii) the GCM PubCo Matching Grosvenor Warrants (as defined below), in each case in exchange for the IntermediateCo Contribution Amount (as defined below);

WHEREAS, at the Closing and immediately following the effectiveness of the Grosvenor Redomicile and LLLPA Amendment, the Surviving Corporation shall issue shares of Class C Common Stock of the Surviving Corporation, par value $0.0001 per share (“Class C Common Stock”) to GCM V; and

WHEREAS, each of the Board of Directors of Acquiror and Board of Directors of GCM PubCo has (i) determined that it is advisable for Acquiror and its stockholders and GCM PubCo and Grosvenor Capital, respectively, to enter into this Agreement and the Transactions (as defined below), (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the Transactions, (iii) with respect to the Board of Directors of Acquiror, recommended the approval of the Transaction Proposals and Extension Proposals by the Acquiror Stockholders and (iv) with respect to the Board of Directors of GCM PubCo, recommended the approval by Grosvenor Capital of the Merger and the transactions contemplated thereby, including the issuance of the shares of Surviving Corporation Common Stock and the Surviving Corporation Warrants.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the CF Entities, GCM PubCo, GCM V, the Grosvenor Companies and the Grosvenor Holders agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“2020 Audited Financial Statements” has the meaning specified in Section 5.3(c).

“Acquiror Common Stock” means the CF Class A Common Stock and CF Class B Common Stock.

“Acquiror Common Warrants” means the redeemable public warrants of Acquiror which were sold as part of Acquiror’s initial public offering.

“Acquiror Cure Period” has the meaning specified in Section 9.1(g).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Acquiror Extension Approval” means, to the extent necessary, the approval of (1) the Extension Proposal identified in clause (A) of Section 7.2(c)(i) by an affirmative vote of the holders of at least sixty five percent (65%) of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the Acquiror Governing Documents) at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose and (2) the Extension Proposal identified in clause (B) of Section 7.2(c)(i) (including, for clarity, as it relates to the Extension to December 17, 2020, March 17, 2021 and June 17, 2021, as applicable) by an affirmative vote of the holders of at least sixty five percent (65%) of the outstanding shares of Acquiror Common Stock entitled to vote thereupon (as determined in accordance with the Trust Agreement), in each case, at an Acquiror Stockholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Financial Statements” has the meaning specified in Section 4.6(d).

“Acquiror Governing Documents” means the amended and restated certificate of incorporation of the Acquiror.

“Acquiror Indemnified Parties” has the meaning specified in Section 5.8.

“Acquiror Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets, liabilities, results of operations or financial condition of the CF Entities, taken as a whole or (ii) the ability of the CF Entities to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Acquiror Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required or with respect to Sections 7.1, or 7.2, permitted to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) the consummation and effects of any Acquiror Share Redemptions, (g) any Events generally applicable to the industries or markets in which the CF Entities operate, (h) any matter set forth on the Acquiror Disclosure Letter, (i) any Events to the extent actually known by those individuals set forth on Section 1.3 of the Grosvenor Companies Disclosure Letter on or prior to the date hereof, (j) any action taken by, or at the request of, or with the consent of the Grosvenor Holders or Grosvenor Companies (other than any consents the Grosvenor Holders are required not to unreasonably condition, withhold, delay or deny pursuant to Section 6.5), (k) any Events that are cured by the CF Entities prior to the Closing, or (l) any worsening of the Events referred to in clauses (b), (d), (e) or (g) to the extent existing as of the date hereof; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the CF Entities relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, an Acquiror Material Adverse Effect. Notwithstanding the foregoing, with respect to the Acquiror, the amount of the Acquiror Share Redemptions or the failure to obtain the Acquiror Stockholder Approval shall not be deemed to be an Acquiror Material Adverse Effect.

“Acquiror Private Placement Warrants” means the redeemable private placement warrants of Acquiror which were sold as part of Acquiror’s private placement units.

“Acquiror SEC Filings” has the meaning specified in Section 4.5.

“Acquiror Securities” has the meaning specified in Section 4.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Acquiror Governing Documents) holder of shares of Acquiror Common Stock to redeem all or a portion of the shares of Acquiror Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with the Acquiror Governing Documents) in connection with the Extension Proposals or the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all Acquiror Share Redemptions.

“Acquiror Stockholder Approval” means the approval of those Transaction Proposals identified in clauses (A)-(I) of Section 7.2(b), in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the Acquiror Governing Documents) at an Acquiror Stockholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Stockholders” means the stockholders of Acquiror as of immediately prior to the Closing.

“Acquiror Stockholders’ Meeting” has the meaning specified in Section 7.2(b).

“Acquiror Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by any CF Entities (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) Transfer Taxes, and (C) any and all filing fees payable by CF Entities to the Governmental Authorities in connection with the Transactions.

“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.

“Acquisition Proposal” means, as to any Person, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 9.1(f).

“Agreement Extended End Date” has the meaning specified in Section 9.1(f).

“Ancillary Agreements” has the meaning specified in Section 10.12.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Audited Financial Statements” has the meaning specified in Section 3.8(a).

“Available Acquiror Cash” has the meaning specified in Section 6.2(a).

“Broker-Dealer” means GRV Securities LLC, a Delaware limited liability company.

“Business Combination” has the meaning set forth in Article 2 of the Acquiror Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CF Class A Common Stock” means shares of Class A Common Stock of Acquiror, par value $0.0001 per share.

“CF Class B Common Stock” means shares of Class B Common Stock of Acquiror, par value $0.0001 per share.

“Class A Common Stock” has the meaning specified in the Recitals.

“Class B Common Stock” means shares of Class B Common Stock of the Surviving Corporation, par value $0.0001 per share.

“Class B-1 Unit Price” means $29.4075 per Grosvenor Class B-1 Common Unit.

“Class C Common Stock” has the meaning specified in the Recitals.

“Class C Issuance” has the meaning specified in Section 2.12.

“Closing” has the meaning specified in Section 2.13.

“Closing Date” has the meaning specified in Section 2.13.

“CMA” has the meaning specified in Section 7.1(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” has the meaning specified in Section 3.13(a).

“Company Cure Period” has the meaning specified in Section 9.1(f).

“Company Indemnified Parties” has the meaning specified in Section 5.8.

“Company Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Material Adverse Effect” means any event, state of facts, development, change, circumstance, occurrence or effect (collectively, “Events”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets, liabilities, results of operations or financial condition of the Grosvenor Companies, Grosvenor Holders, GCM PubCo, GCM V, and their Subsidiaries, taken as a whole or (ii) the ability of the Grosvenor Companies, Grosvenor Holders, GCM PubCo, GCM V or the Grosvenor Companies’ respective Subsidiaries to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required by or, with respect to Sections 7.1 or 7.2, permitted to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) any failure in and of itself of the Grosvenor Companies to meet any projections or forecasts, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Grosvenor Companies and their Subsidiaries operate, (h) any matter set forth on the Grosvenor Companies Disclosure Letter, (i) any Events to the extent actually known by the individual set forth on Section 1.3(a) of the Acquiror Disclosure Letter on or prior to the date hereof, (j) any action taken by, or at the request of, or with the consent of any of the CF Entities (other than any consents the CF Entities are required not to unreasonably condition, withhold, delay or deny pursuant to Section 5.1), (k) any Events that are cured by the Grosvenor Holders or Grosvenor Companies prior to the Closing, or (l) any worsening of the Events referred to in clauses (b), (d), (e) or (g) to the extent existing as of the date hereof; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Grosvenor Companies, Grosvenor Holders, GCM PubCo, GCM V, or their Subsidiaries relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Registered Intellectual Property” has the meaning specified in Section 3.18(a).

“Confidentiality Agreement” has the meaning specified in Section 10.12.

“Contracts” means any contracts, agreements, subcontracts, leases, commitments, undertakings and purchase orders, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“D&O Indemnified Parties” has the meaning specified in Section 5.8.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“DGCL” has the meaning specified in the Recitals.

“Disclosure Letter” means, as applicable, the Grosvenor Companies Disclosure Letter or the Acquiror Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“ERISA” has the meaning specified in Section 3.13(a).

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event” has the meaning specified in the definition of Company Material Adverse Effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Approval End Date” has the meaning specified in Section 7.2(c)(i).

“Extension Proposals” has the meaning specified in Section 7.2(c)(i).

“Extension Proxy Statement” has the meaning specified in Section 7.2(c)(i).

“Extension Stockholders’ Meeting” has the meaning specified in Section 7.2(c)(v).

“Financial Statements” has the meaning specified in Section 3.8(a)(ii).

“FINRA” means the Financial Industry Regulatory Authority Inc.

“FINRA Approval” means the decision of FINRA granting approval of the applicable FINRA Consent Application with respect to the Transactions and the change of ownership of the Broker-Dealer.

“FINRA Consent Application” has the meaning specified in Section 7.1(c).

“Flow-Thru Tax Returns” means income Tax Returns of the Grosvenor Companies or their Subsidiaries in respect of any Pre-Closing Tax Period for which the items of income, deductions, credits, gains or losses are passed through to the direct or indirect equityholders of the applicable entity under applicable Law (including, for the avoidance of doubt, any Form 1065 of Grosvenor Capital in respect of any Pre-Closing Tax Period).

“Forward Purchase Agreement” has the meaning specified in the recitals.

“Fund Documentation” means, with respect to each Grosvenor Fund, its memorandum and each supplement thereto, and articles of incorporation, Governing Document or other constitutional documents, trust documents, agreements pursuant to which investment management or investment advisory services are provided, distribution agreements and side letters between the applicable Grosvenor Fund and/or Grosvenor Company or any Grosvenor Company Subsidiaries, on the one hand, and any investor in such Grosvenor Fund, on the other hand, in each case, dated on or in effect in the last five years.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GCM Consideration” means $1.00.

“GCM PubCo” has the meaning specified in the Preamble.

“GCM PubCo Matching Grosvenor Common Units” means a number of Grosvenor Common Units equal to the difference between (i) the number of shares of Class A Common Stock issued and outstanding immediately following the Effective Time and the consummation of the GCM PubCo Equity Investments and Sponsor Cancellations (and for the avoidance of doubt, the Acquiror Share Redemption) minus (ii) the number of Grosvenor Common Units held by IntermediateCo immediately following the Option Exercise, Grosvenor Class B-1 Sale (if any), GCM Transfers and the effectiveness of the Grosvenor Redomicile and LLLPA Amendment.

“GCM PubCo Matching Grosvenor Warrants” means warrants to purchase a number of Grosvenor Common Units equal to the number of shares of Class A Common Stock that may be purchased upon the exercise in full of all Surviving Corporation Warrants outstanding immediately following the Sponsor Cancellations and the Grosvenor Warrant Issuance.

“GCMH Consideration” means the sum of (i) $1.00 for the general partnership interest of Grosvenor Capital held by GCMH GP plus (ii) $1,470,375.00 for the Grosvenor Class B-1 Common Units held by GCMH GP.

“GCM V” has the meaning specified in the Preamble.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include FINRA and the SEC), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 3.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Governmental Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law.

“Grosvenor Class B-1 Common Units” has the meaning specified in the Recitals.

“Grosvenor Class B-2 Common Units” has the meaning specified in the Recitals.

“Grosvenor Common Units” means units of partnership interest in Grosvenor Capital entitling the holder thereof to the distributions, allocations, and other rights accorded to holders of partnership interests in Grosvenor Capital following the Grosvenor Redomicile and LLLPA Amendment.

“Grosvenor Companies” has the meaning specified in the Preamble hereto.

“Grosvenor Companies Disclosure Letter” has the meaning specified in the introduction to Article III.

“Grosvenor Company Interests” means all of the outstanding equity interests of the Grosvenor Companies.

“Grosvenor Designated Directors” has the meaning specified in Section 5.7(a).

“Grosvenor Fund” means any investment fund or managed account for which and for so long as a Grosvenor Company or any of its Affiliates serves as general partner, managing member, investment manager, investment adviser or sub-adviser, as applicable.

“Grosvenor Fund Contract” means any Contract between the Grosvenor Companies and their Subsidiaries, on the one hand, and a Grosvenor Fund, on the other hand.

“Grosvenor Holders” has the meaning specified in the Preamble hereto.

“Grosvenor Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by the Grosvenor Holders, GCM V or any of their respective Subsidiaries or any of their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) Transfer Taxes, and (C) any and all filing fees payable by the Grosvenor Holders or any of their Subsidiaries or any of their Affiliates to the Governmental Authorities in connection with the Transactions.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any and all rights in or to all U.S. and foreign: (i) patents, patent applications, invention disclosures, provisionals, non-provisionals, statutory invention registrations and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, designs, symbols, pending applications therefor, and internet domain names, social media usernames, handles, hashtags and account names and other distinctive identification and indicia of source of origin, together with the goodwill symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, Software, including such corresponding rights in Software, and other works of authorship and copyrightable subject matter; (iv) Proprietary Information; and (v) all other intellectual property and proprietary information of any kind and all goodwill associated therewith, in each case, now known or hereafter recognized in any jurisdiction worldwide.

“Interim Period” has the meaning specified in Section 5.1.

“IntermediateCo Contribution Amount” means an amount equal to (i) the Available Acquiror Cash, minus (ii) the amount of the Sponsor Loan, minus (iii) the Option Consideration, minus (iv) the Option Exercise Price, minus (v) the GCM Consideration, minus (vi) the GCMH Consideration, minus (vii) the amount paid by Acquiror to Grosvenor Holdings in the Grosvenor Class B-1 Sale (if any).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service.

“IT Systems” means information technology, computing, networking and communications systems, resources, equipment and information, including telecommunications and network equipment, Software and associated attachments, features, accessories, peripheral devices and servers.

“JOBS Act” has the meaning specified in Section 4.6(a).

“Klein” has the meaning specified in the Recitals.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Grosvenor Companies or any of their Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 3.10.

“Licensed Intellectual Property” means Intellectual Property that the Grosvenor Companies or any of their Subsidiaries is licensed by a third party to use.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“MatCon” has the meaning specified in Section 7.1(c).

“Minimum Available Acquiror Cash Amount” has the meaning specified in Section 6.2.

“Modification in Recommendation” has the meaning specified in Section 7.2(b).

“Multiemployer Plan” has the meaning specified in Section 3.13(c)

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means any Software that is distributed as “free software,” “open source software,” “shareware” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license for Software that meets the “Open Source Definition” promulgated by the Open Source Initiative.

“Option Consideration” means (i) $110,167,894.55 minus (ii) the Option Exercise Price.

“Option Exercise Price” means the Purchase Price as defined in the Option Agreement.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Grosvenor Companies or their Subsidiaries.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Grosvenor Companies or any of their Subsidiaries and (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Grosvenor Companies and their Subsidiaries.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Data” means any information which identifies or could reasonable be used to identify, whether alone or in combination with other information, a natural Person.

“PIPE Investors” means those Persons who are participating in the PIPE Subscriptions pursuant to a PIPE Subscription Agreement entered into with the Acquiror as of the date hereof or following the date hereof in accordance with Section 6.7.

“PIPE Subscription Agreements” has the meaning specified in the Recitals.

“Pre-Closing Restructuring” means the restructuring transactions set forth in Section 1.1(a) of the Grosvenor Companies Disclosure Letter (the “Pre-Closing Restructuring Plan”); provided that the Grosvenor Holders may make amendments to the Pre-Closing Restructuring Plan after the date hereof which, individually or in the aggregate, have a de minimis effect.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Privacy Agreements” means all data and privacy related policies (e.g., Privacy and Data Security Policies, acceptable use policies, terms of service, etc.) and other Contracts to which the Grosvenor Companies or any of their Subsidiaries is a party whereby the Grosvenor Companies or any of their Subsidiaries make commitments to a third party regarding the processing of Personal Data.

“Privacy Laws” means all Laws concerning or otherwise applicable to data security, data privacy, cyber security and e-commerce, including the Regulation (EU) 2016/279 of the European Parliament and of the Council (General Data Protection Regulation), the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq., and the Fair Credit Reporting Act, 15 U.S.C. 1681 et seq. (including the Fair and Accurate Credit Transactions Act of 2003), and in each case, the rules implemented thereunder.

“Proprietary Information” means all trade secrets and confidential or proprietary information and know-how, which may include methodologies, processes, techniques, research and development information, specifications, algorithms, financial, technical, marketing and business data, sales, pricing and cost information, customer information, perspective and current supplier lists, and tangible embodiments of the foregoing, in whatever form or medium.

“Prospectus” has the meaning specified in Section 10.1.

“Proxy Statement” has the meaning specified in Section 7.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 7.2(a)(i).

“Q1 Financial Statements” has the meaning specified in Section 3.8(a)(ii).

“Q2 Financial Statements” has the meaning specified in Section 5.3(a).

“Q3 Financial Statements” has the meaning specified in Section 5.3(b).

“Qualified Subsidiary” means, with respect to a Person, any material operating Subsidiary of such Person; provided, however, no Grosvenor Fund shall be deemed to be an Qualified Subsidiary.

“Real Property Leases” has the meaning specified in Section 3.17(a)(i).

“Registration Rights Agreement” means that certain Registration Rights Agreement substantially in the form attached hereto as Exhibit C.

“Regulatory Approvals” has the meaning specified in Section 8.1(c).

“Sanctions” means any sanction administered or enforced by the United States government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customizations of any of the foregoing, together with all processes, technical data, scripts, algorithms, databases, technical manuals, programming comments, descriptions, data collections, APIs, report formats, templates and documentation.

“Solicitation Documents” has the meaning specified in Section 7.2(a)(i).

“Specified Grosvenor Funds” means each Grosvenor Fund that is associated with one of the 15 largest aggregate Grosvenor Capital client relationships (by revenue run rate), calculated as of March 31, 2020.

“Specified Person” means each person listed in Section 1.2 of the Grosvenor Companies Disclosure Letter.

“Sponsor Loan” means the loans by Sponsor to Acquiror as provided in Section 2.9 of the Acquiror Disclosure Letter.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of the date hereof, by and among Sponsor, Acquiror and the Grosvenor Holders, as amended or modified from time to time.

“Stockholders’ Agreement” means that certain Stockholders’ Agreement substantially in the form attached hereto as Exhibit D; provided that GCM V may elect in its sole discretion to forfeit any rights set forth on Exhibit 4(a) or Exhibit 4(b) thereto, in whole or in part, at any time, and for any period of time, whether prior to or after the execution thereof.

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively; provided, however, no Grosvenor Fund shall be deemed to be a Subsidiary.

“Surviving Corporation” has the meaning specified in the Recitals.

“Surviving Corporation Common Stock” means the Class A Common Stock, the Class B Common Stock and the Class C Common Stock.

“Surviving Corporation Common Warrants” means warrants for Class A Common Stock (which shall be in the identical form of redeemable public warrants of Acquiror which were sold as part of Acquiror’s initial public offering, but in the name of the Surviving Corporation).

“Surviving Corporation Governing Documents” has the meaning specified in Section 2.1(e).

“Surviving Corporation Private Placement Warrants” means warrants for Class A Common Stock (which shall be in the identical form of Private Placement Warrants as defined in the Warrant Agreement, but in the name of the Surviving Corporation).

“Surviving Corporation Warrants” means the Surviving Corporation Common Warrants and Surviving Corporation Private Placement Warrants.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement substantially in the form attached hereto as Exhibit E.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 9.1(g).

“Terminating Company Breach” has the meaning specified in Section 9.1(f).

“Title IV Plan” has the meaning specified in Section 3.13(c).

“Transaction Proposals” has the meaning specified in Section 7.2(b).

“Transactions” means, collectively, the Merger, the GCM PubCo Equity Investments, the Sponsor Cancellations, the Option Conveyance, the Option Exercise, the Grosvenor Class B-1 Sale (if any), the Grosvenor Redomicile and LLLPA Amendment, the IntermediateCo Contribution and Issuance, the GCM Transfers, the Grosvenor Warrant Issuance, the Class C Issuance, and each of the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning specified in Section 7.4(e).

“Trust Account” has the meaning specified in Section 10.1.

“Trust Agreement” has the meaning specified in Section 4.8.

“Trustee” has the meaning specified in Section 4.8.

“Unaudited Financial Statements” has the meaning specified in Section 3.8(a)(i).

“Warrant Agent” means Continental Stock Transfer & Trust Company

“Warrant Agreement” means the Warrant Agreement, dated as of December 12, 2018, between the Warrant Agent and the Acquiror.

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Except where otherwise indicated, when reference is made to the Grosvenor Companies’ Subsidiaries or the Grosvenor Companies and their Subsidiaries in this Agreement, such term or phrase shall mean the Grosvenor Companies’ Subsidiaries or the Grosvenor Companies and their Subsidiaries after giving effect to the Pre-Closing Restructuring.

(f) Unless the context of this Agreement otherwise requires, references to the Acquiror or GCM PubCo with respect to periods following the Effective Time shall be construed to mean the Surviving Corporation.

Section 1.3 Knowledge. As used herein, (i) the phrase “to the knowledge” of the Grosvenor Companies or the Grosvenor Holders shall mean the knowledge of the individuals identified on Section 1.3 of the Grosvenor Companies Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case of clauses (i) and (ii), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II
TRANSACTIONS; CLOSING

Section 2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Acquiror and GCM PubCo (Acquiror and GCM PubCo sometimes being referred to herein as the “Constituent Corporations”) shall cause Acquiror to be merged with and into GCM PubCo, with GCM PubCo being the Surviving Corporation. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b) Upon consummation of the Merger, the separate corporate existence of Acquiror shall cease and GCM PubCo, as the Surviving Corporation, shall continue its corporate existence under the DGCL.

(c) At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

(d) Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror and GCM PubCo shall cause the (i) Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and GCM PubCo in writing and specified in each of the Merger Certificate (the “Effective Time”).

(e) The certificate of incorporation and bylaws of GCM PubCo in effect immediately prior to the Effective Time shall be amended and restated at the Effective Time in the forms attached as Exhibit A (the “Surviving Corporation Charter”) and Exhibit B (the “Surviving Corporation Bylaws”, together with the Surviving Corporation Charter, the “Surviving Corporation Governing Documents”) hereto, and as amended and restated shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(f) From and after the Effective Time, the Persons identified as the initial directors and officers of the Surviving Corporation in accordance with the provisions of Section 5.7 shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 5.7(c) of the Grosvenor Companies Disclosure Letter), respectively, of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Governing Documents.

Section 2.2 Effect of the Merger on Acquiror and GCM PubCo Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Acquiror Common Stock, each share of Acquiror Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any shares of Acquiror Common Stock held in the treasury of Acquiror, which treasury shares shall be canceled as part of the Merger and shall not constitute “Acquiror Common Stock” hereunder) shall be cancelled and converted into one share of Class A Common Stock.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of an Acquiror Warrant, each Acquiror Warrant that is issued and outstanding immediately prior to the Effective Time shall be converted into a corresponding Surviving Corporation Warrant exercisable for Class A Common Stock in accordance with its terms. In connection therewith and prior to the Effective Time, GCM PubCo shall take all actions necessary to execute an amendment to the Warrant Agreement with the Warrant Agent (the “Warrant Amendment”) providing for the delivery of such Alternative Issuance (as defined in the Warrant Agreement) as of the Effective Time.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, GCM PubCo or a holder of capital stock of GCM PubCo, each share of capital stock of GCM PubCo that is issued and outstanding immediately prior to the Effective Time shall be cancelled.

Section 2.3 GCM PubCo Equity Investments. At the Closing and immediately following the Effective Time, the Surviving Corporation shall consummate the transactions contemplated by the GCM PubCo Equity Investments in accordance with the terms thereof.

Section 2.4 Cancellation of Sponsor Shares and Warrants. At the Closing and immediately following the Effective Time, Sponsor and the Surviving Corporation shall irrevocably cause to be terminated, forfeited and cancelled, for no consideration and without further right, obligation or liability of any kind or nature on the part of Sponsor, the Surviving Corporation or any other Person: (a) 2,351,534 shares of Class A Common Stock held by Sponsor immediately following the Effective Time and (b) 150,000 Surviving Corporation Private Placement Warrants held by Sponsor immediately following the Effective Time (the “Sponsor Cancellations”).

Section 2.5 Grosvenor Warrant Issuance. At the Closing and immediately following the Effective Time, the Surviving Corporation will issue 900,000 Surviving Corporation Private Placement Warrants to Grosvenor Holdings and/or its designees (the “Grosvenor Warrant Issuance”), free and clear of all Liens, other than restrictions arising under applicable securities Laws, the Acquiror Governing Documents or the Ancillary Agreements, in consideration of the Option Conveyance.

Section 2.6 Option Conveyance and Exercise.

(a) No later than ten (10) Business Days prior to the Closing Date, Grosvenor Holdings shall deliver to the applicable Investor (as defined in the Option Agreement) a Notice of Exercise substantially in the form attached as Exhibit A to the Option Agreement (the “Notice of Exercise”) with respect to the Option Exercise.

(b) At the Closing and immediately following the Effective Time, Grosvenor Holdings will effect the Option Conveyance. The assignment and assumption of the Option Agreement shall be completed pursuant to an assignment and assumption agreement in customary form and substance.

(c) Immediately following the Option Conveyance, IntermediateCo will consummate the Option Exercise in accordance with the Option Agreement and the Notice of Exercise and will, without any further action or formality being required by any party, become the record and beneficial owner of the Grosvenor Class B-2 Common Units underlying the Option Exercise, free and clear of all Liens, other than restrictions arising under applicable securities Laws, the Governing Documents of Grosvenor Capital or the Ancillary Agreements.

Section 2.7 Grosvenor Class B-1 Unit Purchase and Sale.

(a) Grosvenor Holdings shall have the right, in its sole discretion, at any time from and after the date hereof until the date that is two (2) Business Days prior to the Closing Date (as defined below), to deliver a written notice to IntermediateCo specifying a number of Grosvenor Class B-1 Common Units not to exceed 1,294,887 Grosvenor Class B-1 Common Units then held by Grosvenor Holdings to be sold to IntermediateCo (the “Grosvenor Class B-1 Sale Notice”).

(b) If Grosvenor Holdings delivers the Grosvenor Class B-1 Sale Notice in accordance with this Agreement, Grosvenor Holdings shall sell, convey, transfer, assign and deliver, and IntermediateCo shall purchase, at the Closing and immediately following the Effective Time, the number of Grosvenor Class B-1 Common Units set forth in such Grosvenor Class B-1 Sale Notice, free and clear of all Liens, other than restrictions arising under applicable securities Laws, the Governing Documents of Grosvenor Capital or the Ancillary Agreements, in exchange for a cash purchase price per Grosvenor Class B-1 Common Unit equal to the Class B-1 Unit Price by wire transfer of immediately available funds (the “Grosvenor Class B-1 Sale”).

Section 2.8 GCM Transfers. At the Closing and immediately following the Grosvenor Class B-1 Sale (if any), (i) Grosvenor Holdings shall sell, convey, transfer, assign and deliver to IntermediateCo, and IntermediateCo shall purchase, all of the outstanding equity interests of GCM, L.L.C., free and clear of all Liens, other than restrictions arising under applicable securities Laws, the Governing Documents of GCM, L.L.C. or the Ancillary Agreements, for the GCM Consideration, and (ii) GCMH GP shall sell, convey, transfer, assign and deliver to IntermediateCo, and IntermediateCo shall purchase, all of the outstanding equity interests of Grosvenor Capital then held by GCMH GP, including the general partnership and limited partnership interests set forth on Section 3.7(c) of the Grosvenor Companies Disclosure Letter, free and clear of all Liens, other than restrictions arising under applicable securities Laws, the Governing Documents of Grosvenor Capital or the Ancillary Agreements, for the GCMH Consideration, in each case by wire transfer of immediately available funds (clauses (i) and (ii) collectively, the “GCM Transfers”).

Section 2.9 Grosvenor LLLPA Amendment. Grosvenor Capital shall effect the Grosvenor Redomicile and LLLPA Amendment, effective as of immediately following the Option Exercise, Grosvenor Class B-1 Sale (if any) and GCM Transfers.

Section 2.10 Sponsor Loan. At the Closing, immediately prior to the IntermediateCo Contribution and Issuance, the Surviving Corporation shall repay in full the outstanding amount due under the Sponsor Loan pursuant to the Payoff Letter to the payee set forth on such Payoff Letter by wire transfer of immediately available funds to the accounts designated by such payee.

Section 2.11 IntermediateCo Contribution and Issuance. At the Closing and immediately following the Grosvenor Warrant Issuance, GCM PubCo Investments and Sponsor Cancellations, the Option Conveyance and Option Exercise, Grosvenor Class B-1 Sale (if any) and GCM Transfers and the effectiveness of the Grosvenor Redomicile and LLLPA Amendment, Grosvenor Capital shall issue to IntermediateCo (i) the GCM PubCo Matching Grosvenor Common Units and (ii) the GCM PubCo Matching Grosvenor Warrants, in each case, free and clear of all Liens, other than restrictions arising under applicable securities Laws, the Governing Documents of Grosvenor Capital or the Ancillary Agreements, in exchange for an aggregate cash contribution by wire transfer of immediately available funds equal to the IntermediateCo Contribution Amount (the “IntermediateCo Contribution and Issuance”).

Section 2.12 Class C Issuance. At the Closing and immediately following the IntermediateCo Contribution and Issuance, the Surviving Corporation shall issue to GCM V a number of shares of Class C Common Stock equal to the number of Grosvenor Common Units held, in the aggregate, by the Grosvenor Holders (other than GCMH GP) immediately following the Grosvenor Redomicile and LLLPA Amendment, free and clear of all Liens, other than restrictions arising under applicable securities Laws, the Surviving Corporation Governing Documents or the Ancillary Agreements, in exchange for the payment of $1.00 (the “Class C Issuance”).

Section 2.13 Closing.

In accordance with the terms and subject to the conditions of this Agreement, the closing of the Transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Grosvenor Holdings and Acquiror may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.14 Closing Deliverables.

(a) At the Closing, the Grosvenor Holders (other than GCMH GP) and, solely with respect to Sections 2.14(a)(vii) and (viii), the Surviving Corporation, will deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Grosvenor Capital, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled and the GCM Transfers have been effected and attaching a copy (certified as true and correct) of the register of partners of Grosvenor Capital evidencing the registration of IntermediateCo as the holder of the applicable Grosvenor Common Units to be issued to IntermediateCo in connection with the Closing;

(ii) to Acquiror, the A&R LLLPA duly executed by the Grosvenor Holders (other than GCMH GP);

(iii) to Acquiror, the Tax Receivable Agreement duly executed by the Grosvenor Holders (other than GCMH GP) and Grosvenor Capital;

(iv) to Acquiror, the Stockholders’ Agreement duly executed by GCM PubCo, the Grosvenor Holders (other than GCMH GP) and GCM V;

(v) to Acquiror, the Registration Rights Agreement duly executed by GCM PubCo and the Grosvenor Holders (other than GCMH GP);

(vi) to Acquiror, IRS Forms W-9 duly executed by each of the Grosvenor Holders (other than GCMH GP);

(vii) to GCM V and Grosvenor Holdings, respectively, stock certificates evidencing the Class C Issuance and the Surviving Corporation Private Placement Warrants evidencing the Grosvenor Warrant Issuance (or reasonable evidence of issuance thereof in book-entry form); and

(viii) to Grosvenor Holdings, the Warrant Amendment duly executed by the Surviving Corporation and the Warrant Agent.

(b) At the Closing, the Acquiror will deliver or cause to be delivered:

(i) to Grosvenor Holdings, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled and the GCM PubCo Equity Investments and Sponsor Cancellations have been effected;

(ii) to Grosvenor Holdings, the written resignations of all of the directors and officers of Acquiror, effective as of the Effective Time;

(iii) to Grosvenor Holdings, a copy of a payoff letter in connection with the Sponsor Loan in customary form (a “Payoff Letter”), which Payoff Letter shall provide for the full amount of debt to be paid off, and wire instructions to do so;

(iv) to the Grosvenor Holders (other than GCMH GP), the Tax Receivable Agreement duly executed by Acquiror and IntermediateCo; and

(v) to the Grosvenor Holders (other than GCMH GP), the Registration Rights Agreement duly executed by the Sponsor, Klein and the PIPE Investors.

(c) On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds from the Trust Account, (i) all accrued and unpaid Acquiror Transaction Expenses as set forth on a written statement to be delivered to Grosvenor Holdings not less than two (2) Business Days prior to the Closing Date, including the financial advisor fees set forth on Section 2.14(c) of the Acquiror Disclosure Letter, which shall include the respective amounts and wire transfer instructions for the payment thereof, and (ii) all accrued and unpaid Grosvenor Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Grosvenor Holders not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof,

(d) Notwithstanding anything to the contrary contained in this Agreement, the fees and expenses payable to J.P. Morgan Securities LLC (“JPM”) and Cantor Fitzgerald & Co. (“Cantor”) in connection with the PIPE Subscriptions, but excluding the purchase of Class A Common Stock by Klein, shall be paid as follows:

(i) (x) one half (1/2) of such JPM fees and expenses shall be paid directly by Grosvenor Capital, and (y) one half (1/2) of such JPM fees and expenses shall be paid directly by Sponsor and Klein, jointly.

(ii) (x) One third (1/3) of such Cantor fees and expenses shall be paid directly by Grosvenor Capital, and (y) two thirds (2/3) of such Cantor fees and expenses shall be paid directly by Sponsor and Klein, jointly.

Section 2.15 Withholding. Acquiror, IntermediateCo, GCM PubCo, the Surviving Corporation and the Grosvenor Companies and their Subsidiaries, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law; provided, that Acquiror and the Surviving Corporation shall provide at least five (5) days advance notice to Grosvenor Holdings of any withholding that it intends to make from amounts payable to any Grosvenor Holder (and shall cooperate with any Grosvenor Holder to minimize or eliminate any such withholding). To the extent that any amounts are so deducted and withheld consistent with the terms of this Section 2.15 and remitted to the applicable Governmental Authority when due, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES OF THE GROSVENOR COMPANIES

Except (i) as set forth in the disclosure letter delivered to Acquiror and IntermediateCo by the Grosvenor Companies on the date of this Agreement (the “Grosvenor Companies Disclosure Letter”) (each section of which, subject to Section 10.11, qualifies the correspondingly numbered and lettered representations in this Article III) and (ii) as otherwise explicitly contemplated by the Pre-Closing Restructuring with respect to the effects of any such actions on the matters contemplated by Sections 3.2, 3.3, 3.6, 3.7, 3.8, 3.12(a) and 3.19, in each case, the Grosvenor Companies represent and warrant to Acquiror and IntermediateCo as follows:

Section 3.1 Company Organization. Each of the Grosvenor Companies, Grosvenor Holders and GCM PubCo has been duly formed or organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and each has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Grosvenor Companies, in each case, as amended to the date of this Agreement and as previously made available to Acquiror prior to the date of this Agreement by or on behalf of the Grosvenor Companies, are true, correct and complete. Each of the Grosvenor Companies and GCM PubCo is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2 Subsidiaries. A complete list of each Qualified Subsidiary of the Grosvenor Companies (after giving effect to the Pre-Closing Restructuring) and its jurisdiction of incorporation, formation or organization, as applicable, as of the date hereof is set forth on Section 3.2 of the Grosvenor Companies Disclosure Letter. The Subsidiaries of the Grosvenor Companies have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Grosvenor Companies’ Qualified Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror prior to the date of this Agreement by or on behalf of the Grosvenor Companies. Each Subsidiary of the Grosvenor Companies is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.3 Due Authorization.

(a) Each of GCM PubCo, the Grosvenor Companies and Grosvenor Holders has all requisite company or corporate power, as applicable, and authority to execute, deliver and perform under this Agreement and the other documents to which it is or will be a party contemplated hereby and (subject to the approvals described in Section 3.5) to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution, delivery and performance by each of GCM PubCo, the Grosvenor Companies and Grosvenor Holders of this Agreement and the other documents to which GCM PubCo, any Grosvenor Company or Grosvenor Holder is or will be a party contemplated hereby and the consummation of the Transactions (including, for clarity, the issuance by (i) the Surviving Corporation of the Surviving Corporation Common Stock and Surviving Corporation Warrants (including the shares of Surviving Corporation Common Stock issuable upon exercise thereof, when issued) and (ii) Grosvenor Capital of the GCM PubCo Matching Grosvenor Common Units and GCM PubCo Matching Grosvenor Warrants (including the Grosvenor Common Units issuable upon exercise thereof, when issued)) have been duly and validly authorized and approved by the managing member, general partner, board of managers or board of directors, as applicable (or similar governing persons/bodies), of GCM PubCo, each such Grosvenor Company and Grosvenor Holder, and no other company or corporate proceeding on the part of GCM PubCo, the Grosvenor Companies or Grosvenor Holders is or will be necessary to authorize this Agreement and the other documents to which GCM PubCo, any Grosvenor Company or Grosvenor Holder is or will be a party contemplated hereby, in each case, as applicable. This Agreement has been, and on or prior to the Closing, the other documents to which GCM PubCo, any Grosvenor Company or Grosvenor Holder is or will be a party contemplated hereby will be, duly and validly executed and delivered by GCM PubCo, each such Grosvenor Company or Grosvenor Holder and this Agreement constitutes, and on or prior to the Closing, the other documents to which GCM PubCo, any Grosvenor Company or Grosvenor Holder is or will be a party contemplated hereby will constitute, a legal, valid and binding obligation of GCM PubCo, each such Grosvenor Company or Grosvenor Holder, enforceable against GCM PubCo, each such Grosvenor Company or Grosvenor Holder, in each case, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the managing member, general partner, board of managers or board of directors, as applicable (or similar governing persons/bodies), of GCM PubCo, each Grosvenor Company and Grosvenor Holder has duly adopted resolutions (i) determining that this Agreement and the other documents to which GCM PubCo, such Grosvenor Company or Grosvenor Holder is or will be a party contemplated hereby and the Transactions are advisable and fair to, and in the best interests of, GCM PubCo, such Grosvenor Company or Grosvenor Holder and its partners, members or stockholders, in each case, as applicable, and (ii) authorizing and approving the execution, delivery and performance by GCM PubCo, such Grosvenor Company or Grosvenor Holder of this Agreement and the other documents to which GCM PubCo, such Grosvenor Company or Grosvenor Holder is or will be a party contemplated hereby and the consummation of the Transactions, in each case, as applicable. No other company or corporate action is required on the part of GCM PubCo, the Grosvenor Companies, Grosvenor Holders or any of their respective partners, members or stockholders to enter into this Agreement or the documents to which such Grosvenor Company or Grosvenor Holder is or will be a party contemplated hereby or to approve the Transactions, in each case, as applicable.

Section 3.4 No Violation. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5 and except as set forth on Section 3.4 of the Grosvenor Companies Disclosure Letter, the execution, delivery and performance by GCM PubCo, the Grosvenor Companies or the Grosvenor Holders of this Agreement and the documents to which GCM PubCo, any Grosvenor Company or the Grosvenor Holders is or will be a party contemplated hereby and the consummation of the Transactions (including, for clarity, the Pre-Closing Restructuring and the issuance by (i) the Surviving Corporation of the Surviving Corporation Common Stock and Surviving Corporation Warrants (including the shares of Surviving Corporation Common Stock issuable upon exercise thereof, when issued) and (ii) Grosvenor Capital of the GCM PubCo Matching Grosvenor Common Units and GCM PubCo Matching Grosvenor Warrants (including the Grosvenor Common Units issuable upon exercise thereof, when issued)) do not and will not (a) violate any provision of, or result in the breach of, or default under the Governing Documents of GCM PubCo, the Grosvenor Companies or the Grosvenor Holders, (b) violate any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to GCM PubCo, any Grosvenor Company or Grosvenor Holder or any of the Grosvenor Companies’ Subsidiaries, (c) violate any provision of, or result in the breach of, result in the loss of any right or benefit, require any consent, waiver, approval, authorization, notice or other action by any Person (other than GCM PubCo, the Grosvenor Holders, Grosvenor Companies or their Subsidiaries), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Governmental Permit or Contract to which any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries is a party or by which any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries may be bound, or terminate or result in the termination of any such Governmental Permit or Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of any of GCM PubCo, the Grosvenor Holders, the Grosvenor Companies or their Subsidiaries with respect to GCM PubCo’s or any Grosvenor Company’s or Grosvenor Holder’s execution, delivery or performance of this Agreement or the Ancillary Agreements or consummation by GCM PubCo, the Grosvenor Companies or the Grosvenor Holders of the Transactions (including, for clarity, the issuance by (i) the Surviving Corporation of the Surviving Corporation Common Stock and Surviving Corporation Warrants (including the shares of Surviving Corporation Common Stock issuable upon exercise thereof, when issued) and (ii) Grosvenor Capital of the GCM PubCo Matching Grosvenor Common Units and GCM PubCo Matching Grosvenor Warrants (including the Grosvenor Common Units issuable upon exercise thereof, when issued)), except for (i) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of GCM PubCo, the Grosvenor Holders or Grosvenor Companies to perform or comply with on a timely basis any of their material obligations under this Agreement or the Ancillary Agreements or to consummate the Transactions, (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings related to the SEC, Nasdaq or NYSE, as applicable, and (ii) the Regulatory Approvals.

Section 3.6 Capitalization of the Grosvenor Companies.

(a) The Grosvenor Company Interests comprise all of the Grosvenor Companies’ authorized equity interests that are issued and outstanding. Except as set forth on Section 3.6(a) of the Grosvenor Companies Disclosure Letter, all of the issued and outstanding Grosvenor Company Interests (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Grosvenor Companies and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Grosvenor Companies or any Contract to which any Grosvenor Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than restrictions arising under applicable securities Laws and the Governing Documents of such Grosvenor Company (as applicable). Subject to the Pre-Closing Restructuring, the capitalization of each Grosvenor Company is set forth on Section 3.6(a) of the Grosvenor Companies Disclosure Letter.

(b) As of the Closing Date, the Surviving Corporation Common Stock, Surviving Corporation Warrants (including the shares of Surviving Corporation Common Stock issuable upon exercise thereof, when issued), GCM PubCo Matching Grosvenor Common Units and GCM PubCo Matching Grosvenor Warrants (including the Grosvenor Common Units issuable upon exercise thereof, when issued) issued in accordance with the GCM PubCo Equity Investments, IntermediateCo Contribution and Issuance, the Grosvenor Warrant Issuance and the Class C Issuance, as applicable, will (i) be duly authorized and validly issued, fully paid and non-assessable, (ii) be offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Grosvenor Companies and (2) any other applicable Contracts governing the issuance of such securities; (iii) not be subject to, nor issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Grosvenor Companies or any Contract to which any Grosvenor Company is a party or otherwise bound; and (iv) be free and clear of any Liens other than restrictions arising under applicable securities Laws and the Governing Documents of such Grosvenor Company (as applicable).

(c) GCMH GP is the record and beneficial owner of the number and class of limited partner and general partner interests in Grosvenor Capital as set forth on Section 3.6(c) of the Grosvenor Companies Disclosure Letter, free and clear of all Liens other than restrictions arising under applicable securities Laws and the Governing Documents of Grosvenor Capital. At the Closing, GCMH GP shall have all right and power to transfer, and shall transfer to IntermediateCo, good, valid and marketable title to such Grosvenor Company Interests, free and clear of all Liens other than restrictions arising under applicable securities Laws and the Governing Documents of Grosvenor Capital or the Ancillary Agreements.

(d) Grosvenor Holdings is the record and beneficial owner of (i) 100% of the equity or other limited liability company interests of GCM LLC, as set forth on Section 3.6(d) of the Grosvenor Companies Disclosure Letter and (ii) the number of Grosvenor Class B-1 Common Units set forth on Section 3.6(d) of the Grosvenor Companies Disclosure Letter, in each case of clauses (i) and (ii) free and clear of all Liens other than restrictions arising under applicable securities Laws and the Governing Documents of Grosvenor Capital. At the Closing, Grosvenor Holdings shall have all right and power to transfer, and shall transfer to IntermediateCo, good, valid and marketable title to all such interests of GCM LLC and the number of Grosvenor Class B-1 Common Units set forth in the Grosvenor Class B-1 Sale Notice, free and clear of all Liens other than restrictions arising under applicable securities Laws and the Governing Documents of Grosvenor Capital or the Ancillary Agreements.

(e) Except as set forth on Section 3.6(e) of the Grosvenor Companies Disclosure Letter, none of GCM PubCo or the Grosvenor Companies have granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for Grosvenor Company Interests, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of any of the Grosvenor Companies or the value of which is determined by reference to shares or other equity interests of any of the Grosvenor Companies, and there are no voting trusts, proxies or agreements of any kind which may obligate the Grosvenor Companies to issue, purchase, register for sale, redeem or otherwise acquire any Grosvenor Company Interests.

(f) As of the date hereof, (x) Michael Sacks is, directly and indirectly, (i) the manager and beneficial owner of GCM V, LLC and (ii) the managing member of Grosvenor Holdings, and as a result thereof, in each case, may be deemed to share beneficial ownership over the securities held by each of the foregoing entities and (y) Grosvenor Holdings is the managing member of Management and GH II. Any distribution of proceeds derived from the securities held by the foregoing entities is shared among the respective members of such entities.

Section 3.7 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Grosvenor Companies’ Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) Except as set forth on Section 3.7(b) of the Grosvenor Companies Disclosure Letter, following the completion of the Pre-Closing Restructuring, the Grosvenor Companies will collectively own of record and beneficially all the issued and outstanding shares of capital stock or equity interests of the Grosvenor Companies’ Subsidiaries (prior to the Pre-Closing Restructuring, notwithstanding Section 1.2(e)) free and clear of any Liens other than restrictions arising under applicable securities Laws and the Governing Documents of such Subsidiaries (as applicable).

(c) Except as set forth on Section 3.7(c) of the Grosvenor Companies Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of any Subsidiaries of the Grosvenor Companies, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of such Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of any Grosvenor Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

(d) As of the date hereof and as of immediately prior to the Effective Time, the authorized capital stock of GCM PubCo is 100 shares of common stock, par value $0.0001 per share, all of which shares are issued and outstanding. GCM Pubco was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and Transactions, will have no, material assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 3.8 Financial Statements.

(a) Attached as Section 3.8(a) of the Grosvenor Companies Disclosure Letter are:

(i) true and complete copies of the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in stockholders’ equity of the Grosvenor Companies and their Subsidiaries as of and for the years ended December 31, 2019, December 31, 2018 and December 31, 2017, together with the auditor’s report thereon (the “Audited Financial Statements”); and

(ii) true and complete copies of the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit and cash flow of the Grosvenor Companies and their Subsidiaries as of and for the three-month period ended March 31, 2020 (the “Q1 Financial Statements” and, together with the Audited Financial Statements, Q2 Financial Statements and Q3 Financial Statements and 2020 Audited Financial Statements, the “Financial Statements”).

(b) Except as set forth on Section 3.8(b) of the Grosvenor Companies Disclosure Letter, the Audited Financial Statements, the Q1 Financial Statements and, when delivered pursuant to Section 5.3, the Q2 Financial Statements, Q3 Financial Statements and 2020 Audited Financial Statements, in each case, (i) fairly present in all material respects the consolidated financial position of the Grosvenor Companies and their consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements, Q2 Financial Statements and Q3 Financial Statements, to normal and recurring year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q1 Financial Statements, Q2 Financial Statements and Q3 Financial Statements, the absence of footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Grosvenor Companies and its consolidated Subsidiaries and (iv) when delivered by the Grosvenor Companies for inclusion in the Proxy Statement/Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 5.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) The Grosvenor Companies have in place disclosure controls and procedures to reasonably ensure that material information relating to the Grosvenor Companies and their Subsidiaries is made known to the management of the Grosvenor Companies by others within the Grosvenor Companies and their Subsidiaries, including (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the ability of the Grosvenor Companies or their Subsidiaries to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Grosvenor Companies or their Subsidiaries. Such controls and procedures are sufficient to provide reasonable assurance that (A) transactions are executed in material accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.9 Undisclosed Liabilities. Except as set forth on Section 3.9 of the Grosvenor Companies Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) that would be required to be set forth on a balance sheet of the Grosvenor Companies and their Subsidiaries prepared in accordance with GAAP applied and in accordance with past practice, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the Grosvenor Companies and their Subsidiaries, taken as a whole), (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business, consistent with past practice, of the Grosvenor Companies and their Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing, (d) arising under this Agreement and/or the performance by the Grosvenor Companies of their obligations hereunder, or (e) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Litigation and Proceedings. Except as set forth on Section 3.10 of the Grosvenor Companies Disclosure Letter, (a) there are no pending or, to the knowledge of the Grosvenor Companies, threatened, lawsuits, actions, suits, judgments, claims or other proceedings at law or in equity (collectively, “Legal Proceedings”) against any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries or their respective properties or assets; (b) no investigations or other inquiries are pending or, to the knowledge of the Grosvenor Companies, threatened by any Governmental Authority, against any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries or their respective properties or assets; and (c) there is no outstanding Governmental Order imposed upon any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries; nor are any properties or assets of any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries’ respective businesses bound or subject to any Governmental Order except, in the case of each of clauses (a) – (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Legal Compliance.

(a) Each of the Grosvenor Companies and their Subsidiaries is in compliance with, and since July 31, 2019, has complied with, all applicable Laws (including Privacy Laws), except where such non-compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the past three (3) years, the Grosvenor Companies and their Subsidiaries have not received any written notice of or been charged with the violation of any Laws, except where such violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Grosvenor Companies and their Subsidiaries hold, and are in compliance with, all Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, except where such failure to hold or non-compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such Governmental Permits are in full force and effect, except where the failure of such Governmental Permits to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Legal Proceeding is pending or, to the knowledge of the Grosvenor Companies, threatened, by any Governmental Authority seeking the revocation, limitation, suspension, withdrawal, modification or nonrenewal of any such Governmental Permit, except such Legal Proceedings that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Contracts; No Defaults.

(a) Section 3.12(a) of the Grosvenor Companies Disclosure Letter contains a listing of all Contracts described in clauses (i) through (viii) below (other than clause (iii), which listing of Contracts has been delivered to or made available to Acquiror or its agents or representatives on or prior to the date of this Agreement and separate from the Grosvenor Companies Disclosure Letter) to which, as of the date of this Agreement, any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan (to the extent addressed in Section 3.13(a)). True, correct and complete copies of the Contracts listed on Section 3.12(a) of the Grosvenor Companies Disclosure Letter have been delivered to or made available to Acquiror or its agents or representatives prior to the date of this Agreement, together with all amendments (other than insignificant amendments) thereto.

(i) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for Indebtedness by a Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $500,000;

(ii) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of $500,000 in any calendar year;

(iii) Employment Contracts with each current managing director of any of the Grosvenor Companies or their Subsidiaries that provide annual base compensation (excluding bonus and other benefits) greater than or equal to $500,000;

(iv) Any Contract requiring change-in-control payments, transaction bonuses, retention payments, single-trigger severance or similar compensatory payments payable by the Grosvenor Companies or any of their Subsidiaries to any current or former employee, independent contractor, officer, or director of the Grosvenor Companies or any of their Subsidiaries as a direct result of the Transactions (and not tied to any subsequent event or condition, such as a termination of employment);

(v) Any Contract (A) granting to any Person (other than the Grosvenor Companies or their Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries, (B) involving the obligation to sell to any Person or Persons (or pursuant to which such sale was made, if there are any ongoing obligations) any capital stock of the Grosvenor Companies, or (C) restricting any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries from engaging in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person;

(vi) Any Contract granting any Person a material Lien (other than a Permitted Lien) on any of the properties or assets of any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries;

(vii) Any Contract to which a Grosvenor Company or any Grosvenor Company’s Subsidiary is a party, on the one hand, and any Grosvenor Holder or a Specified Person or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC is a party, on the other hand (excluding the Governing Documents of the Grosvenor Companies or their Subsidiaries), involving payments in excess of $200,000 in the aggregate with respect to all such Contracts;

(viii) Any Contracts not otherwise included in the foregoing clauses (i) – (vii) that would be required to be filed with the Proxy Statement/Registration Statement under applicable SEC requirements; and

(ix) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (viii) of this Section 3.12(a).

(b) With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) all of the Contracts to which any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries is a party or by which they are bound are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Grosvenor Company or the Subsidiary of any Grosvenor Company party thereto and, to the knowledge of the Grosvenor Companies, represent the legal, valid and binding obligations of the counterparties thereto; and (B) (x) the Grosvenor Companies and their Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under the Contracts to which any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries is a party or by which they are bound, and neither the Grosvenor Companies, the Grosvenor Companies’ Subsidiaries, nor, to the knowledge of the Grosvenor Companies, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Grosvenor Companies nor any of their Subsidiaries has received any written claim or notice of termination or breach of or default under any such Contract, and (z) no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Grosvenor Companies or their Subsidiaries or, to the knowledge of the Grosvenor Companies, any other party thereto (in each case, with or without notice or lapse of time or both).

(c) As of the date hereof, set forth on Section 3.12(c) of the Grosvenor Companies Disclosure Letter is a list of the categories of vendors and advisors that the Grosvenor Companies expect to owe fees or expenses to under clause (A) of the definition of Grosvenor Transaction Expenses.

Section 3.13 Company Benefit Plans.

(a) Section 3.13(a) of the Grosvenor Companies Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement but excluding any carried interest plans, policies, programs or agreements) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries, or to which any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries is a party or has or may have any liability, and in each case whether or not subject to the Laws of the United States or funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Grosvenor Companies have delivered to Acquiror, to the extent applicable, true, complete and correct copies of (A) the documents comprising the Company Benefit Plan, including all amendments thereto (B) trust agreements, insurance policies or other funding vehicles, third party administrator agreements, and all amendments to any of these, (C) the most recent summary plan description, including any summary of material modifications, (D) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (E) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (F) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Grosvenor Companies, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan and (iii) each Company Benefit Plan that is maintained primarily for the benefit of any current or former director, officer, individual consultant, worker or employee outside of the United States (“Non-US Company Benefit Plan”) has been registered and maintained in good standing with the applicable regulatory authorities, and each such Non-US Company Benefit Plan that is intended to qualify for special Tax treatment meets all of the requirements for such treatment.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Grosvenor Companies nor any of their ERISA Affiliates have sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Grosvenor Companies nor any ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied. No Non-US Company Benefit Plan is a defined benefit pension plan and neither the Grosvenor Companies nor any of the Grosvenor Companies’ Subsidiaries has any liability, contingent or otherwise, with respect to any such Company Benefit Plan.

(d) Except as would not reasonably be expected to result in a Company Material Adverse Effect to the Grosvenor Companies and their Subsidiaries, with respect to the Company Benefit Plans, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Grosvenor Companies, threatened, and, to the knowledge of the Grosvenor Companies, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims. Except as would not reasonably be expected to result in a Company Material Adverse Effect to the Grosvenor Companies and their Subsidiaries, no Company Benefit Plan is currently under investigation or audit by any Governmental Authority and, to the knowledge of the Grosvenor Companies, no such investigation or audit is contemplated or under consideration.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Grosvenor Companies or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). No condition exists that would prevent the Grosvenor Companies or any Subsidiary of the Grosvenor Companies from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Grosvenor Companies or any Subsidiary of the Grosvenor Companies (other than in accordance with the applicable Company Benefit Plan).

(f) No Non-US Company Benefit Plan is a defined benefit pension plan, and, except as would not reasonably be expected to result in a Company Material Adverse Effect to the Grosvenor Companies and their Subsidiaries, each Non-US Company Benefit Plan that is required to be funded is fully funded and adequate reserves have been established with respect to any Non-US Company Benefit Plan that is not required to be funded. Except as would not be reasonably expected to result in a Company Material Adverse Effect to the Grosvenor Companies and their Subsidiaries, none of the Grosvenor Companies or any of their Subsidiaries has any liability, contingent or otherwise, with respect to any defined benefit pension plans subject to Laws outside of the United States.

(g) Except as set forth on Section 3.13(g) of the Grosvenor Companies Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions), (i) entitle any current or former director, employee, officer or other service provider of the Grosvenor Companies or any Subsidiary of the Grosvenor Companies to any severance pay or any other compensation payable by the Grosvenor Companies or any Subsidiary of the Grosvenor Companies, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, employee, officer or other individual service provider by the Grosvenor Companies or a Subsidiary of the Grosvenor Companies.

Section 3.14 Labor Relations; Employees.

(a) Except as set forth on Section 3.14(a) of the Grosvenor Companies Disclosure Letter, neither the Grosvenor Companies nor any of their Subsidiaries is a party to or bound by any collective bargaining agreement, works council agreement, or any similar agreement, no such agreement is being negotiated by any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries, and no labor union or any other employee representative body has requested or, to the knowledge of the Grosvenor Companies, has sought to represent any of the employees of the Grosvenor Companies or their Subsidiaries. To the knowledge of the Grosvenor Companies, there has been no labor organization activity involving any employees of the Grosvenor Companies or any of their Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Grosvenor Companies, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Grosvenor Companies or any Subsidiary. Neither the execution of, nor the consummation of the transactions contemplated by, this Agreement require the consent of or consultation with any works council or other labor organization.

(b) Except as would not reasonably be expected to result in material liability to the Grosvenor Companies and their Subsidiaries, each of the Grosvenor Companies and their Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws and COVID-19 Measures respecting labor and employment in each of the jurisdictions (including non-U.S. jurisdictions) in which the Grosvenor Companies and their Subsidiaries conduct business including, but not limited to, all Laws and COVID-19 Measures respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. None of the Grosvenor Companies or their Subsidiaries is a government contractor.

Section 3.15 Taxes.

(a) All material Tax Returns required by Law to be filed by the Grosvenor Companies or their Subsidiaries have been timely filed, and all such Tax Returns are true, complete and accurate in all material respects.

(b) All material amounts of Taxes due and owing by the Grosvenor Companies and their Subsidiaries have been paid.

(c) The Grosvenor Companies and their Subsidiaries have complied in all material respects with Laws relating to the withholding and remittance of Taxes and information reporting relating to Taxes.

(d) Neither the Grosvenor Companies nor any of their Subsidiaries are engaged in any material audit, examination or other proceeding with a Governmental Authority relating to a material amount of Taxes.

(e) Neither the Grosvenor Companies nor any of their Subsidiaries have received any written claimed deficiency with respect to a material amount of Taxes that has not been resolved. Neither the Grosvenor Companies nor any of their Subsidiaries have waived the statute of limitations with respect to any assessment or potential assessment of a material amount of Taxes which waiver is still in effect.

(f) There are no Liens with respect to material Taxes on any of the assets of the Grosvenor Companies or their Subsidiaries, other than Permitted Liens.

(g) Grosvenor Capital is and at all times within the last five (5) years has been treated as a partnership, and GCM LLC is and at all times within the last five years has been treated as a disregarded entity for U.S. federal income Tax purposes. The classification of each of the Subsidiaries of the Grosvenor Companies for U.S. federal income Tax purposes is set forth on Section 3.15(g) of the Grosvenor Companies Disclosure Letter. None of the Grosvenor Companies or their Subsidiaries has elected to apply the provisions of the Bipartisan Budget Act of 2015 (or any similar provision of state or local Law) to taxable years beginning prior to January 1, 2018).

(h) None of the Grosvenor Companies or any of their Subsidiaries is a party to any Tax sharing, indemnification or similar Agreement (other than arrangements among the Grosvenor Companies and their Subsidiaries and other than commercial Contracts entered into in the ordinary course of business not primarily related to Taxes).

(i) None of the Grosvenor Companies nor any of their Subsidiaries, or any predecessor of the foregoing, has been a party to any transaction treated by the parties as a transaction qualifying under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two years prior to the date of this Agreement.

(j) Neither any of the Grosvenor Companies nor any of their Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, or (v) election under Section 108(i) of the Code or any similar provision of state, local or foreign Law, and to the knowledge of the Grosvenor Companies, the IRS has not proposed any such adjustment or change in accounting method.

(k) GCM Pubco was formed for the purpose of effecting the Transaction and has not engaged in business activities or conducted any material operations other than in connection with the Transactions and has not had, and at all times prior to the Closing, will not have, any assets, liabilities or obligations other than those incident to its formation and the Transactions.

Section 3.16 Brokers’ Fees. Except as set forth on Section 3.16 of the Grosvenor Companies Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any Grosvenor Company, any of the Grosvenor Companies’ Subsidiaries’ or any of their Affiliates for which Acquiror, any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries has any obligation. A true, correct and complete copy of each engagement letter (together with any amendments thereto) referred to Section 3.16 of the Grosvenor Companies Disclosure Letter has been provided to Acquiror prior to the date of this Agreement.

Section 3.17 Property.

(a) Section 3.17(a) of the Grosvenor Companies Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to the Leased Real Property:

(i) The Grosvenor Companies and their Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in to the Leased Real Property by or to the Grosvenor Companies and their Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror, prior to the date of this Agreement.

(ii) Such Real Property Leases are legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Real Property Leases by the other party thereto and the application of any bankruptcy or other creditor’s rights Laws.

(iii) Neither the Grosvenor Companies or any Subsidiary is in breach or default under any Real Property Lease, and to the Grosvenor Companies’ knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, except to the extent such breach of default would not have a Company Material Adverse Effect.

(b) None of the Grosvenor Companies nor any of their Subsidiaries has any ownership in any real property.

(c) With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Grosvenor Companies and their Subsidiaries have good title to or valid leasehold or license interests in all of the assets and personal property that they purport to own, lease or license (including those assets reflected on the Financial Statements), free and clear of any and all Liens other than Permitted Liens. Such assets and properties constitute all of the assets and personal properties which are owned, used or held for use in the conduct by the Grosvenor Companies and their Subsidiaries of their businesses as they are currently conducted or contemplated to be conducted. Except as set forth on Section 3.17(c) of the Grosvenor Companies Disclosure Letter, none of the Grosvenor Holders or the Grosvenor Non-Recourse Parties has any right in or to any of the assets or properties which are owned, used or held for use in the conduct by any of the Grosvenor Companies or their Subsidiaries of its business as conducted.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the Grosvenor Companies Disclosure Letter lists each item of Owned Intellectual Property that is registered, filed or applied-for with a Governmental Authority, domain name registrar or other authority, whether applied for or registered in the United States or any other territory or jurisdiction as of the date of this Agreement (“Company Registered Intellectual Property”), in each case, listing, as may be applicable, the filing/application/registration number, title, registrar, jurisdiction, date of filing/issuance and current applicant(s)/registered owners(s).

(b) The Grosvenor Companies or one of their Subsidiaries own all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and have a valid right and license to use all Company Intellectual Property, in each case except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) To the Grosvenor Companies’ knowledge, the Company Intellectual Property constitutes all Intellectual Property reasonably necessary for the conduct of the business of the Grosvenor Companies and their Subsidiaries as currently conducted.

(d) To the Grosvenor Companies’ knowledge, (i) conduct of the Business as currently conducted is not infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person and (ii) no Person (including any current or former employee or consultant of the Grosvenor Companies or any of their Subsidiaries) has, since December 31, 2018, or is currently infringing, misappropriating or violating the Owned Intellectual Property, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2018, no claim of any of the foregoing has been made or, to the Grosvenor Companies’ knowledge, threatened against the Grosvenor Companies or any of their Subsidiaries or made by the Grosvenor Companies or any of their Subsidiaries against a third party alleging any of the foregoing except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) It is the practice of the Grosvenor Companies and their Subsidiaries to require each current and former independent contractor of the Grosvenor Companies or any of their Subsidiaries that was or is involved in the development or creation of any material Intellectual Property to execute a written agreement assigning to the Grosvenor Companies or one of their Subsidiaries all right, title and interest in and to such Intellectual Property developed or created during the term of such independent contractor’s service to the extent that such material Intellectual Property was not assigned to the Grosvenor Companies or one of their Subsidiaries by operation of applicable Law.

(f) The IT Systems owned or used by or on behalf of the Grosvenor Companies or any of their Subsidiaries (collectively, “Designated IT Systems”) are sufficient in for the current operations of the Grosvenor Companies and their Subsidiaries except for any insufficiencies that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Grosvenor Companies and their Subsidiaries implement and maintain industry-standard administrative, physical and technical security controls and procedures (collectively, “Security Procedures”) with respect to the Designated IT Systems they lease or own (the “Owned IT Systems”) that are designed to safeguard such Owned IT Systems against the risk of business disruption. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Grosvenor Companies and their Subsidiaries require that their respective technology suppliers and service providers in possession of any material Proprietary Information implement and maintain reasonably appropriate Security Procedures designed to protect against any unauthorized use or disclosure thereof. The Grosvenor Companies and each of their Subsidiaries have taken commercially reasonable measures to protect the proprietary nature of all material Proprietary Information except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) To the knowledge of the Grosvenor Companies, there has been, since December 31, 2018, no breach of the Designated IT Systems resulting in the unauthorized access, use, disclosure, modification or destruction of information or interference with systems operations or any Proprietary Information in any portion of the Designated IT Systems that has not been remediated except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Neither the Grosvenor Companies nor any of their Subsidiaries has (i) incorporated any Open Source Software into, or combined Open Source Software with, any Software included in the Owned Intellectual Property, or (ii) distributed Open Source Software in conjunction with any Software included in the Owned Intellectual Property, in each case, in a manner which requires, as a condition of such incorporation, combination or distribution, that the Owned Intellectual Property be (x) disclosed or distributed in source code, object code or binary form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge.

(i) The Grosvenor Companies and their Subsidiaries are, and since December 31, 2018, have been in compliance with all Privacy Laws. To the knowledge of the Grosvenor Companies, no complaint relating to an improper use or disclosure of, or a breach in the security of, any Personal Data in any material respect has been made against the Grosvenor Companies or their Subsidiaries. There is no pending claim, audit or investigation against the Grosvenor Companies or any of their Subsidiaries alleging that any processing of Personal Data by the Grosvenor Companies or any of their Subsidiaries: (i) is in violation of any applicable Privacy Laws, or (ii) is in violation of any Privacy Agreements.

Section 3.19 Absence of Changes. Since the date of the most recent balance sheet included in the Financial Statements, (a) there has not been any Company Material Adverse Effect and (b) except as set forth in Section 3.19 of the Grosvenor Companies Disclosure Letter, the Grosvenor Companies and their Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 3.20 Anti-Corruption Compliance ; Sanctions; PATRIOT ACT.

(a) For the past three (3) years, neither the Grosvenor Companies nor any of their Subsidiaries, nor, to the knowledge of the Grosvenor Companies, any director, officer, employee or agent acting on behalf of any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) Each of the Grosvenor Companies and their Subsidiaries, have instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the Grosvenor Companies, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries.

(d) Sanctions Concerns. Neither the Grosvenor Companies nor their Subsidiaries, nor, to the knowledge of the Grosvenor Companies, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(e) PATRIOT Act. To the extent applicable, the Grosvenor Companies and their Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or Governmental Order relating thereto and (ii) the PATRIOT Act.

Section 3.21 Fund-Related Representations.

(a) Investment Company. None of the Grosvenor Companies constitutes an “investment company” under the Investment Company Act. Each Grosvenor Fund is either registered as an investment company under the Investment Company Act or is exempt from registration under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

(b) Grosvenor Fund Contracts. With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Grosvenor Fund Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligation of the Grosvenor Company or the Subsidiary of any Grosvenor Company party thereto and, to the knowledge of the Grosvenor Companies, represents the legal, valid and binding obligations of the counterparties thereto.

(c) No Violation. The execution, delivery and performance of this Agreement and the documents to which any Grosvenor Company is or will be a party contemplated hereby, and the consummation of the Transactions, do not and will not (A) violate any provision of, or result in the breach of, or default under the Governing Documents of any Grosvenor Funds, (B) violate any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to any Grosvenor Fund, or (C) result in the creation of any Lien upon any of the properties or assets of any Grosvenor Funds, except, in the case of clauses (A), (B) and (C), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) No Consents. No Grosvenor Fund is required to obtain from any other Person (including but not limited to the investors in any such Grosvenor Fund) any consent, waiver, approval or authorization, or provide notice to any such other Person, in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreements and the consummation of the Transactions, except where the failure to obtain such consents, waivers, approvals or authorizations or deliver such notices, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The consummation of the Transactions contemplated hereby will not result in an “assignment” (as such term is defined under the Advisers Act) of any Grosvenor Fund Contract.

(e) Compliance with Laws.

(i) Each Grosvenor Fund that is offered pursuant to a private placement is in compliance with, and since December 31, 2018, has complied with, the requirements of the private placement exemption in Section 4(a)(2) of the Securities Act, the requirements of Rule 506 under the Securities Act (to the extent applicable), and all applicable state laws and regulations in connection with its offering of securities, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) Each Grosvenor Fund has made all filings required to be made with each other jurisdiction in which it has offered and sold securities, except where the failure to make such filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(iii) All outstanding securities of each Grosvenor Fund have been distributed in compliance with all applicable Laws, and since December 31, 2018, each Grosvenor Fund has been operated in compliance with applicable Laws, except, in each case, where the failure to so comply, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(f) Grosvenor Funds.

(i) The Grosvenor Companies have made available to Acquiror prior to the date of this Agreement (A) the Governing Documents of each Specified Grosvenor Fund in effect as of the date hereof, and (B) agreements pursuant to which the relevant Grosvenor Entity provides investment management or investment advisory services to each Specified Grosvenor Fund. For purposes of this clause (f)(i) only, “Governing Documents” shall only include the limited partnership agreement or limited liability company agreement, respectively, and any material amendment thereto.

(ii) Each Grosvenor Fund has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority to conduct its business as it is now being conducted. Each Grosvenor Fund is duly licensed or qualified and in good standing as a foreign or extra-provincial entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) No single investor in any Specified Grosvenor Fund with a capital commitment of greater than 5% of the aggregate capital commitments to such Specified Grosvenor Fund has, on or prior to the date of this Agreement, provided a Grosvenor Company with a formal written notice of its intention to withdraw or redeem all of its interests from such Specified Grosvenor Fund pursuant to the terms of the relevant Fund Documentation.

(iv) Each Grosvenor Fund currently is operated in accordance with its respective investment objectives, policies and restrictions, as set forth in the applicable private placement memorandum or other applicable offering document of such Grosvenor Fund, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(v) Except for routine examinations conducted by any Governmental Authority in the regular and ordinary course of business, since December 31, 2018, no Governmental Authority has, to the knowledge of the Grosvenor Companies, initiated or provided written or oral notice of any inquiry, request for information, audit review, proceeding or investigation, with respect to any of the Grosvenor Companies or the Grosvenor Funds.

(vi) The Grosvenor Companies and their Subsidiaries have, since December 31, 2018, complied in all material respects with Rule 206(4)-2 under the Advisers Act with respect to each Grosvenor Fund.

(vii) There is no liability, debt or obligation of or claim or judgment against a Specified Grosvenor Fund (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements of such Specified Grosvenor Fund (or disclosed in the notes thereto) or (ii) that have arisen since the date of the most recent balance sheet in the ordinary course of the operation of business of such Specified Grosvenor Fund, or (iii) that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Notwithstanding the foregoing, nothing contained in this Section 3.21(f)(vii) shall be deemed to be a representation or warranty as to the adequacy or sufficiency of reserves or the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial or other document.

(viii) Other than any “clawback” obligations, obligations described in the applicable Fund Documentation and such other obligations incurred in the ordinary course of business with respect to the Specified Grosvenor Funds, none of the Grosvenor Companies or Subsidiaries is liable in connection with, on behalf of or for any obligation to any of the Specified Grosvenor Funds that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ix) No Grosvenor Company or Grosvenor Fund has given any guarantee, warranty or assurance as to the future investment performance of any of the Grosvenor Funds or the investment performance resulting from any Grosvenor Company’s investment management or investment advisory services.

(x) Since December 31, 2018, no Grosvenor Company or Grosvenor Company Subsidiary has suspended withdrawals or redemptions of investors from such Grosvenor Fund other than in the ordinary course of business with respect to such Grosvenor Fund in accordance with the applicable Fund Documentation.

(g) Track Record. Each relevant Grosvenor Company and Grosvenor Company Subsidiary has (i) full and sole rights to use its track record relating to the performance of the Grosvenor Funds under the applicable rules and regulations of the SEC and (ii) has not granted rights to other Persons to use such track record.

Section 3.22 Insurance. The Grosvenor Companies and their Qualified Subsidiaries have in full force and effect all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of the Grosvenor Companies or any of their Qualified Subsidiaries. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by any Grosvenor Company or any of the Grosvenor Companies’ Qualified Subsidiaries with respect to any such policy. No insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 3.23 Advisers Act; Regulation D. None of the Grosvenor Companies nor, to the knowledge of the Grosvenor Companies, any “person associated with” the Grosvenor Companies (within the meaning of the Advisers Act) has, during the ten years prior to the date of this Agreement, (x) been convicted of any felony, or of any misdemeanor involving fraud or involving investments or an investment-related business, or (y) been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act, and there are no proceedings of any Governmental Authority pending or, to the knowledge of the Grosvenor Companies, threatened that would reasonably be expected to result in any such disqualification, denial, suspension or revocation. No disciplinary event, order, judgment or decree has occurred or is threatened that would impose disqualification on the Grosvenor Companies or any of their Affiliates pursuant to Rule 506(d) under Regulation D of the Securities Act.

Section 3.24 Subscription-Related Representations.

(a) GCM V understands that the shares of Class C Common Stock (the “Shares”) are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The GCM V understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by GCM V absent an effective registration statement under the Securities Act except (i) to Acquiror or a Subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book entry account representing the Shares shall contain a legend to such effect. GCM V acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act.

(b) GCM V acknowledges and agrees that GCM V has received such information as GCM V deems necessary in order to make an investment decision with respect to the Shares. Without limiting the generality of the foregoing, GCM V acknowledges that it has reviewed Acquiror’s filings with the SEC. GCM V represents and agrees that GCM V and GCM V’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information from Acquiror concerning Acquiror and an investment in the Shares as GCM V and GCM V’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

(c) GCM V acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Acquiror’s filings with the SEC. GCM V has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and GCM V has sought such accounting, legal and tax advice as GCM V has considered necessary to make an informed investment decision.

Section 3.25 Takeover Statutes and Charter Provisions. The Board of Directors of GCM PubCo has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Transactions, including the Transactions and the Class C Issuance. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to GCM PubCo or any of its Subsidiaries (if any) in connection with this Agreement, the Transactions, the Class C Issuance to the Grosvenor Holders or any of the other transactions contemplated herein. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which the GCM PubCo or any of its Subsidiaries (if any) is subject, party or otherwise bound.

Section 3.26 Registration Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement/Registration Statement (or any amendment or supplement thereto) shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Grosvenor Companies make no representations or warranties as to the information contained in or omitted from the Registration Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to the Grosvenor Companies by or on behalf of Acquiror specifically for inclusion in the Registration Statement or the Proxy Statement/Registration Statement. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders, and at the time of the Acquiror Stockholders’ Meeting, the Proxy Statement/Registration Statement (together with any amendments or supplements thereto), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Grosvenor Companies make no representations or warranties as to the information contained in or omitted from the Registration Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to the Grosvenor Companies by or on behalf of Acquiror specifically for inclusion in the Registration Statement or the Proxy Statement/Registration Statement.

Section 3.27 No Outside Reliance. Notwithstanding anything contained in Article IV or any other provision hereof, each of the Grosvenor Companies, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that the Grosvenor Companies has made its own investigation of the Acquiror and IntermediateCo and that neither Acquiror and IntermediateCo nor any of their Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by Acquiror and IntermediateCo in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror and IntermediateCo or their Subsidiaries. Without limiting the generality of the foregoing, it is understood that any management presentations that have been or shall hereafter be provided to the Grosvenor Companies or any of their Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of Acquiror, IntermediateCo or Sponsor, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, each of the Grosvenor Companies understands and agrees that any assets, properties and business of Acquiror and IntermediateCo and their Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 3.28 No Additional Representation or Warranties. Except as provided in Article IV, neither Acquiror nor IntermediateCo nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Grosvenor Companies or the Grosvenor Holders or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Grosvenor Companies or the Grosvenor Holders or their Affiliates. Without limiting the foregoing, the Grosvenor Companies or the Grosvenor Holders acknowledge that the Grosvenor Companies or the Grosvenor Holders, together with their respective advisors, have made their own investigation of Acquiror, IntermediateCo and their respective Subsidiaries and, except as provided in Article IV, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, IntermediateCo or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, IntermediateCo and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, IntermediateCo or any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

Article IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND INTERMEDIATECO

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.8, Section 4.12 and Section 4.15), or (ii) in the case of Acquiror and IntermediateCo, in the disclosure letter delivered by Acquiror and IntermediateCo to the Grosvenor Holders and the Grosvenor Companies (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 10.11, qualifies the correspondingly numbered and lettered representations in this Article IV), Acquiror and IntermediateCo represent and warrant to the Grosvenor Holders and the Grosvenor Companies as follows:

Section 4.1 Company Organization. Each of Acquiror and IntermediateCo has been duly incorporated, organized or formed and is validly existing as a corporation and in good standing or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of the Acquiror Governing Documents and the Governing Documents of IntermediateCo, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Grosvenor Holders prior to the date of this Agreement, are true, correct and complete. IntermediateCo has no assets or operations other than those required to effect the Transactions. All of the equity interests of IntermediateCo are held directly by Acquiror. Each of Acquiror and IntermediateCo is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.2 Due Authorization.

(a) Each of Acquiror and IntermediateCo has all requisite corporate power and authority to (a) execute, deliver and perform under this Agreement and the other documents to which it is or will be a party contemplated hereby and (b) consummate the Transactions and perform all obligations to be performed by it hereunder and thereunder (assuming, if such consummation and performance, as applicable, would occur after the applicable Extension Approval End Date then in effect in accordance with Section 7.2(c), that the applicable Acquiror Extension Approval has been obtained), subject to obtaining the Acquiror Stockholder Approval. The execution, delivery and performance of this Agreement and the other documents to which it is or will be a party contemplated hereby and the consummation of the Transactions (including the Extension Proposals) and thereby have been (i) duly and validly authorized and unanimously approved by the Board of Directors of Acquiror and by Acquiror as the sole stockholder IntermediateCo and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Stockholders and recommended for approval by the Acquiror Stockholders. No other company proceeding on the part of Acquiror or IntermediateCo is or will be necessary to authorize this Agreement and the other documents to which it is or will be a party contemplated hereby (other than the Acquiror Stockholder Approval and, if applicable, the Acquiror Extension Approval). This Agreement has been, and at or prior to the Closing, the other documents to which it is or will be a party contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and IntermediateCo, and this Agreement constitutes, and at or prior to the Closing, the other documents to which it is or will be a party contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and IntermediateCo, enforceable against Acquiror and IntermediateCo in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to the Acquiror Governing Documents) is present:

(i) each of those Transaction Proposals identified in clauses (A) - (I) of Section 7.2(b), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Stock (prior to the Effective Time) entitled to vote, who attend and vote thereupon (as determined in accordance with the Acquiror Governing Documents) at an Acquiror Stockholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(ii) to the extent necessary, the Extension Proposal identified in clause (A) of Section 7.2(c)(i) shall require approval by an affirmative vote of the holders of at least sixty five percent (65%) of the outstanding Acquiror Common Stock (prior to the Effective Time) entitled to vote thereupon (as determined in accordance with the Acquiror Governing Documents) at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose; and

(iii) to the extent necessary, the Extension Proposal identified in clause (B) of Section 7.2(c)(i) shall require approval by an affirmative vote of the holders of at least sixty five percent (65%) of the outstanding Acquiror Common Stock (prior to the Effective Time) entitled to vote thereupon (as determined in accordance with the Trust Agreement) at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose.

(c) The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and IntermediateCo and the consummation of the Transactions, including the Closing.

(d) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the Transactions as a Business Combination.

Section 4.3 No Violation. Subject to the Acquiror Extension Approval, if applicable, and the Acquiror Stockholder Approval, the execution, delivery and performance of this Agreement by Acquiror and IntermediateCo and the other documents to which it is or will be a party contemplated hereby by Acquiror and IntermediateCo and the consummation of the Transactions do not and will not (a) violate any provision of, or result in the breach of or default under the Governing Documents of Acquiror or IntermediateCo, (b) violate any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or IntermediateCo, (c) violate any provision of, or result in the breach of, result in the loss of any right or benefit (including any forfeiture or reduction in carried interest), require any consent, waiver, approval, authorization, notice or other action by any Peron (other than Acquiror or IntermediateCo), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract or Governmental Permit to which Acquiror or IntermediateCo is a party or by which Acquiror or IntermediateCo may be bound, or terminate or result in the termination of any such Contract or Governmental Permit or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or IntermediateCo, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not (i) had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.4 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or IntermediateCo, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or IntermediateCo, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or IntermediateCo, nor are any assets of Acquiror’s or IntermediateCo’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and IntermediateCo is in compliance with all applicable Laws in all material respects. For the past three (3) years, Acquiror and IntermediateCo have not received any written notice of or been charged with the violation of any Laws, except where such violation has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.5 SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since December 12, 2018, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 4.6 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since December 12, 2018, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Except as set forth in Section 4.6(c) of the Acquiror Disclosure Letter, since December 12, 2018, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the National Association of Securities Dealers Automated (“Nasdaq”). The Acquiror Common Stock (prior to the Effective Time) is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. Except as set forth in Section 4.6(c) of the Acquiror Disclosure Letter, there is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock (prior to the Effective Time) or prohibit or terminate the listing of Acquiror Common Stock (prior to the Effective Time) on Nasdaq.

(d) The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2019, and statement of operations, cash flow and stockholders’ equity of Acquiror for the year ended December 31, 2019 and for the period from May 5, 2018 through December 31, 2018, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements present (i) fairly present in all material respects the financial position of the Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of the Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 4.7 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Grosvenor Companies contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of a CF Entity with respect to a CF Entity’s execution, delivery or performance of this Agreement or the Ancillary Agreements or the consummation of the Transactions, except for (i) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the CF Entities to perform or comply with on a timely basis any of their material obligations under this Agreement or the Ancillary Agreements or to consummate the Transactions, (ii) the Regulatory Approvals and (iii) as otherwise disclosed on Section 4.7 of the Acquiror Disclosure Letter.

Section 4.8 Trust Account. As of the date of this Agreement, Acquiror has at least $285,000,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of December 12, 2018, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Acquiror holding Acquiror Common Stock (prior to the Effective Time) sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock (prior to the Effective Time) pursuant to the Acquiror Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Governing Documents shall terminate, and as of the Closing, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. To Acquiror’s knowledge, as of the date hereof, following the Closing, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Grosvenor Companies contained herein and the compliance by the Grosvenor Companies and the Grosvenor Holders with their respective obligations hereunder, neither Acquiror or IntermediateCo have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and IntermediateCo on the Closing Date. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.9 Advisers Act; Regulation D. Neither Acquiror nor, to the knowledge of Acquiror, any “person associated with” Acquiror (within the meaning of the Advisers Act) has, during the ten years prior to the date of this Agreement, (x) been convicted of any felony, or of any misdemeanor involving fraud or involving investments or an investment-related business, or (y) been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act, and there are no proceedings of any Governmental Authority pending or, to the knowledge of Acquiror, threatened that would reasonably be expected to result in any such disqualification, denial, suspension or revocation. No disciplinary event, order, judgment or decree has occurred or is threatened that would impose disqualification on the Acquiror or any of its Affiliates pursuant to Rule 506(d) under Regulation D of the Securities Act.

Section 4.10 Absence of Changes. Since December 12, 2018 (a) there has not been any Acquiror Material Adverse Effect, and (b) except as set forth in Section 4.10 of the Acquiror Disclosure Letter, Acquiror and IntermediateCo have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 4.11 No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or IntermediateCo as a result of or in connection with the consummation of the Transactions, there is no liability, debt or obligation of or claim or judgment against Acquiror or IntermediateCo (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings or (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of the operation of business of Acquiror and IntermediateCo, (iii) as set forth in Section 4.11 of the Acquiror Disclosure Letter or (iv) that has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

Section 4.12 Capitalization of Acquiror.

(a) As of the date hereof, the authorized share capital of Acquiror is $11,000.00 divided into (i) 100,000,000 shares of CF Class A Common Stock, of which 28,264,713 shares are issued and outstanding as of the date of this Agreement, (ii) 10,000,000 shares of CF Class B Common Stock, of which 7,064,063 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represent all of the issued and outstanding Acquiror Securities. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Acquiror Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Acquiror Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Transactions for one share of Acquiror Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share. As of the date hereof, 21,193,809 Acquiror Common Warrants and 450,000 Acquiror Private Placement Warrants are issued and outstanding. No Acquiror Warrants are exercisable until thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Acquiror Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Acquiror Governing Documents or any Contract to which the Acquiror is a party or otherwise bound. Except for the Acquiror Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Except as set forth in this Section 4.12 or as contemplated by this Agreement or the other documents contemplated hereby, and except for the Forward Purchase Agreement, Acquiror has not granted any outstanding options, stock appreciation rights, “phantom stock”, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) The Acquiror Common Stock is duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Acquiror Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(e) Acquiror has no Subsidiaries apart from IntermediateCo, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 4.13 Brokers’ Fees. Except fees described on Section 4.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates or for which the Grosvenor Holders may become liable. A true, correct and complete copy of each engagement letter (together with any amendments thereto) referred to on Section 4.13 of the Acquiror Disclosure Letter has been provided to the Grosvenor Holders prior to the date of this Agreement.

Section 4.14 Indebtedness. Except for the Sponsor Loan, neither Acquiror nor IntermediateCo have any Indebtedness.

Section 4.15 Taxes.

(a) All material Tax Returns required by Law to be filed by Acquiror or its Subsidiaries have been timely filed, and all such Tax Returns are true, complete and accurate in all material respects.

(b) All material amounts of Taxes due and owing by Acquiror or its Subsidiaries have been paid.

(c) Acquiror and its Subsidiaries have complied in all material respects with Laws relating to the withholding and remittance of Taxes.

(d) Neither Acquiror nor any of its Subsidiaries is engaged in any material audit, examination or other proceeding with a Governmental Authority relating to a material amount of Taxes.

(e) Neither Acquiror nor any of its Subsidiaries has received any written claimed deficiency with respect to a material amount of Taxes that has not been resolved. Neither Acquiror nor any of its Subsidiaries has waived the statute of limitations with respect to any assessment or potential assessment of a material amount of Taxes which waiver is still in effect.

(f) There are no Liens with respect to material Taxes on any of the assets of the Acquiror or its Subsidiaries, other than Permitted Liens.

(g) Neither Acquiror nor any of its Subsidiaries is a party to any Tax sharing, indemnification or similar Agreement (other than customary commercial Contracts not primarily related to Taxes entered into with Persons who are not Affiliates of and do not own any interest in Acquiror).

(h) Neither the Acquiror nor any of its Subsidiaries or predecessors has been a party to any transaction treated by the parties as a transaction qualifying under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two years prior to the date of this Agreement.

(i) Neither the Acquiror nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, or (v) election under Section 108(i) of the Code or any similar provision of state, local or foreign Law.

Section 4.16 Business Activities.

(a) Since its respective organization, neither Acquiror or IntermediateCo have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which Acquiror or IntermediateCo is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or IntermediateCo or any acquisition of property by Acquiror or IntermediateCo or the conduct of business by Acquiror or IntermediateCo as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

(b) Except for IntermediateCo and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, IntermediateCo does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) IntermediateCo was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and Transactions, will have no, material assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement and as set forth on Section 4.16(d) of the Acquiror Disclosure Letter, the Ancillary Agreements and the other documents and Transactions (excluding Acquiror Transaction Expenses), neither Acquiror or IntermediateCo are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $50,000 in the aggregate with respect to any individual Contract. As of the date hereof, set forth on Section 4.16(d) of the Acquiror Disclosure Letter is a list of the categories of vendors and advisors that Acquiror expects to owe fees or expenses to under clause (A) of the definition of Acquiror Transaction Expenses.

Section 4.17 Nasdaq Stock Market Quotation. CF Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq under the symbol “CFFA”. The Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “CFFAW”. as Except as set forth on Section 4.17 of the Acquiror Disclosure Letter, Acquiror is in compliance with the rules of the Nasdaq and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or Acquiror Warrants or terminate the listing of Acquiror Common Stock or Acquiror Warrants on Nasdaq. None of Acquiror, IntermediateCo or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 4.18 Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto) shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Grosvenor Companies or the Grosvenor Holders specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Stockholders, and at the time of the Acquiror Stockholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Grosvenor Companies or the Grosvenor Holders specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 4.19 Takeover Statutes and Charter Provisions. The Board of Directors of the Acquiror has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to the Acquiror or any of its Subsidiaries in connection with this Agreement, the Transactions or any of the other transactions contemplated herein. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which the Acquiror or any of its Subsidiaries is subject, party or otherwise bound.

Section 4.20 No Outside Reliance. Notwithstanding anything contained in Article III or any other provision hereof, each of Acquiror and IntermediateCo, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Grosvenor Companies and that neither the Grosvenor Companies nor any of their Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Grosvenor Companies in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Grosvenor Companies or their Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Grosvenor Companies Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Grosvenor Companies or the Grosvenor Holders, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Grosvenor Companies and their Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.21 No Additional Representation or Warranties. Except as provided in Article III, neither the Grosvenor Companies nor any of their Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or IntermediateCo or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or IntermediateCo or their Affiliates. Without limiting the foregoing, Acquiror and IntermediateCo acknowledge that Acquiror and IntermediateCo, together with their respective advisors, have made their own investigation of the Grosvenor Companies and their respective Subsidiaries and, except as provided in Article III, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Grosvenor Companies or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Grosvenor Companies and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by the Grosvenor Companies or any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

Article V

COVENANTS OF THE GROSVENOR HOLDERS AND THE GROSVENOR COMPANIES

Section 5.1 Conduct of Business. Except (i) as expressly contemplated or permitted by this Agreement (including the Pre-Closing Restructuring Plan) or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any COVID-19 Measures), (iii) as set forth on Section 5.1 of the Grosvenor Companies Disclosure Letter or (iv) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article IX (the “Interim Period”), each of GCM PubCo and the Grosvenor Companies shall, and shall cause their Subsidiaries to, use reasonable efforts to operate the business of the Grosvenor Companies in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except (i) as expressly contemplated or permitted by this Agreement (including the Pre-Closing Restructuring Plan) or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any COVID-19 Measures), (iii) as set forth on Section 5.1 of the Grosvenor Companies Disclosure Letter or (iv) as consented to by Acquiror in writing (which consent, except in the case of clause (i), shall not be unreasonably conditioned, withheld, delayed or denied), the Grosvenor Companies shall, and shall cause their Subsidiaries to, use reasonable efforts not to:

(a) change or amend the Governing Documents of any Grosvenor Company, except as otherwise required by Law;

(b) make or declare any dividend or distribution to the stockholders or members, as applicable, of any Grosvenor Company or make any other distributions in respect of any of the Grosvenor Companies’ capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of a Grosvenor Company to such Grosvenor Company or another wholly-owned Subsidiary of such Grosvenor Company;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Grosvenor Companies’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of a Grosvenor Company that remains a wholly-owned Subsidiary of such Grosvenor Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Grosvenor Companies or the Grosvenor Companies’ Subsidiaries, except for (i) the acquisition by the Grosvenor Companies of any shares of capital stock, membership interests or other equity interests of the Grosvenor Companies or the Grosvenor Companies’ Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between a Grosvenor Company and any wholly-owned Subsidiary of such Grosvenor Company or between wholly-owned Subsidiaries of the Grosvenor Companies;

(e) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Grosvenor Companies or their Subsidiaries, including the Leased Real Property, except for (i) dispositions of obsolete or worthless equipment in the ordinary course of business and (ii) transactions among the Grosvenor Companies and their Subsidiaries or among their Subsidiaries;

(f) acquire any ownership interest in any real property;

(g) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(h) make or change any material election in respect of material Taxes in a manner inconsistent with past practice, adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, enter into any settlement agreement, closing agreement or waiver or surrender of any claim for refund in respect of material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(i) (A) issue any additional Grosvenor Company Interests or securities exercisable for or convertible into Grosvenor Company Interests or (B) grant any options, warrants or other equity-based awards that relate to the equity of any Grosvenor Company or the Grosvenor Companies’ Subsidiaries, other than issuances of carried interest in the ordinary course of business;

(j) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Grosvenor Companies;

(k) waive, release, settle, compromise or otherwise resolve any investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

(l) make or commit to make capital expenditures other than (i) capital investments in investment funds in the ordinary course of business and (ii) expenditures in an amount not in excess of the amount set forth on Section 5.1(l) of the Grosvenor Companies Disclosure Letter in the aggregate;

(m) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $10,000,000; provided that the amount of any Indebtedness for borrowed money incurred during the Interim Period that is outstanding as of the Closing shall be added to the cash amount set forth in Section 5.1(b) of the Grosvenor Companies Disclosure Letter;

(n) enter into, renew or amend in any material respect, any transaction with a Grosvenor Holder or Specified Person or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC;

(o) (i) limit the right of any Grosvenor Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person;

(p) other than in the ordinary course of business, accelerate or take any action for the purpose of accelerating the payment or receipt of any management fees, performance fees or other amounts payable by a Grosvenor Fund to any Grosvenor Company; or

(q) enter into any agreement to do any action prohibited under this Section 5.1.

Section 5.2 Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Grosvenor Holders, any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries by third parties that may be in the Grosvenor Holders’, the Grosvenor Companies’ or any of their Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law, and except as set forth on Section 5.2 of the Grosvenor Companies Disclosure Letter, the Grosvenor Companies shall, and shall cause their Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Grosvenor Companies and their Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Grosvenor Companies and their Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Grosvenor Companies and their Subsidiaries that are in the possession of the Grosvenor Holders, the Grosvenor Companies or their Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Grosvenor Companies or their Subsidiaries without the prior written consent of the Grosvenor Companies. All information obtained by Acquiror, IntermediateCo and their respective representatives shall be subject to the Confidentiality Agreement.

Section 5.3 Preparation and Delivery of Audited Financial Statements and Q2 and Q3 Financial Statements.

(a) As soon as reasonably practicable following the date hereof, the Grosvenor Companies shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Grosvenor Companies and their Subsidiaries as of and for the six-month period ended June 30, 2020, presented in a similar format and fashion as the Audited Financial Statements (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “Q2 Financial Statements”); provided that upon delivery of such Q2 Financial Statements, the representations and warranties set forth in Section 3.8 shall be deemed to apply to the Q2 Financial Statements with the same force and effect as if made as of the date of this Agreement; provided, further, that the Grosvenor Companies shall use their reasonable efforts to deliver the Q2 Financial Statements by August 31, 2020.

(b) If the Closing has not occurred prior to November 6, 2020, as soon as reasonably practicable following November 6, 2020, the Grosvenor Companies shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Grosvenor Companies and their Subsidiaries as of and for the three- and nine-month period ended September 30, 2020 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “Q3 Financial Statements”); provided that upon delivery of such Q3 Financial Statements, the representations and warranties set forth in Section 3.8 shall be deemed to apply to the Q3 Financial Statements in the same manner as the Q2 Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

(c) If the Closing has not occurred prior to March 17, 2021, as soon as reasonably practicable following March 17, 2021, the Grosvenor Companies shall deliver to Acquiror the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in stockholders’ equity of the Grosvenor Companies and their Subsidiaries as of and for the years ended December 31, 2020, together with the auditor’s reports thereon (the “2020 Audited Financial Statements”); provided that upon delivery of such 2020 Audited Financial Statements, the representation and warranties set forth in Section 3.8 shall be deemed to apply to the Audited Financial Statements in the same manner as the Audited Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

Section 5.4 Pre-Closing Restructuring. Prior to the Closing, the Grosvenor Holders and the Grosvenor Companies shall, or cause its and their Subsidiaries to, effect all transfers and shall take all such actions as are necessary so that the Pre-Closing Restructuring shall be consummated prior to the Closing. Each of GCM V and Grosvenor Holdings shall not change (and the Grosvenor Holders shall not permit GCM V or Grosvenor Holdings to change), in the absence of (i) death, (ii) disability or (iii) such other good reason as approved by the board of directors of Acquiror or the Surviving Corporation, as the case may be, the identity of their managing member until the expiration of the Lock-up Period (as defined in the Stockholders’ Agreement as of the date of this Agreement).

Section 5.5 Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article IX, the Grosvenor Holders and their Subsidiaries shall not, and the Grosvenor Holders shall instruct and use their respective reasonable efforts to cause their respective representatives not to (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Grosvenor Holders, the Grosvenor Companies and their Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions taken in connection with (1) the Pre-Closing Restructuring and (2) the arrangement of financing in order to facilitate the consummation of the Transactions or for the financing of the Acquiror following the Closing.

Section 5.6 Support of Transaction. Without limiting any covenant contained in Article V or Article VII, GCM PubCo, the Grosvenor Holders and Grosvenor Companies shall each, and shall each cause their respective Subsidiaries to use reasonable efforts to take such action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided that, notwithstanding anything contained herein to the contrary (other than the obligations of the Grosvenor Holders and Grosvenor Companies in Section 7.1(b), excluding the first sentence of such Section), nothing in this Section 5.6 or otherwise in this Agreement shall require the Grosvenor Holders, Grosvenor Companies or their respective Subsidiaries or Affiliates to (i) propose, negotiate, effect or agree to any undertakings, commitments or conditions, (ii) commence or threaten to commence, pursue or defend against any Action or Legal Proceeding, whether judicial or administrative, (iii) seek to have any stay or Governmental Order entered into by any court or other Governmental Authority vacated or reversed, (iv) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Grosvenor Holders, Grosvenor Companies or their respective Subsidiaries or Affiliates, (v) take or commit to take actions that limit the freedom of action of any of the Grosvenor Holders, Grosvenor Companies or their respective Subsidiaries or Affiliates with respect to, or the ability to retain, any of the businesses, product lines or assets of the Grosvenor Holders, Grosvenor Companies or their respective Subsidiaries or Affiliates, (vi) make, or offer to make, or be required to make, any payment or other commitment in connection with obtaining any consent, waiver or modification of any rights or otherwise or (vii) grant any financial, legal or other accommodation to any other Person.

Section 5.7 Post-Closing Directors and Officers of the Surviving Corporation. Subject to the terms of the Stockholders’ Agreement and the Surviving Corporation Governing Documents, GCM PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) the Board of Directors of the Surviving Corporation shall consist of seven (7) directors, which shall all be designated by the Grosvenor Holders, three of which must qualify in the determination of the Board of Directors of Acquiror as an “independent director” under stock exchange regulations applicable to Acquiror (the “Grosvenor Designated Directors”);

(b) the Chairperson of the Board of Directors of the Surviving Corporation shall initially be Michael J. Sacks, who shall serve in such capacity in accordance with the terms of the Stockholders’ Agreement and the Surviving Corporation Governing Documents following the Closing; and

(c) the initial officers of the Surviving Corporation shall be as set forth on Section 5.7(c) of the Grosvenor Companies Disclosure Letter, who shall serve in such capacity in accordance with the terms of the Surviving Corporation Governing Documents following the Closing.

Section 5.8 Indemnification and Insurance.

(a) From and after the Closing, the Surviving Corporation agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Grosvenor Companies and each of their respective Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Grosvenor Companies being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Grosvenor Companies, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror and the Grosvenor Companies shall, and shall cause their Subsidiaries to (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Acquiror’s, its Subsidiaries’, the Grosvenor Companies’ and their Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the Grosvenor Companies, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Grosvenor Companies and their Subsidiaries to honor, each of the covenants in this Section 5.8.

(b) For a period of six years from the Closing, the Surviving Corporation shall cause the Grosvenor Companies to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror, the Grosvenor Companies’ or their Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been made available to Acquiror prior to the date of this Agreement or their agents or representatives, respectively) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Surviving Corporation be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by Acquiror or the Grosvenor Companies, as applicable, for such insurance policy for the year ended December 31, 2019; provided, however, that (i) Acquiror, the Surviving Corporation or the Grosvenor Companies may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the Grosvenor Companies and the Surviving Corporation shall maintain (and cause their Subsidiaries to maintain, and the Grosvenor Companies shall pay any costs of Acquiror and IntermediateCo to maintain) such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 5.8 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 5.8 shall survive the Closing indefinitely and shall be binding, jointly and severally, on Acquiror and the Grosvenor Companies and all successors and assigns of Acquiror and the Grosvenor Companies. In the event that Acquiror or any of the Grosvenor Companies or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Grosvenor Companies shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or any of the Grosvenor Companies, as the case may be, shall succeed to the obligations set forth in this Section 5.8.

(d) The provisions of this Section 5.8(a)-(d): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on Acquiror, GCM PubCo and the Grosvenor Companies and their successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

(e) On the Closing Date, the Surviving Corporation shall enter into customary indemnification agreements reasonably satisfactory to Grosvenor Holdings with the post-Closing directors and officers of the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

Section 5.9 Audit Committee Charter. On the Closing Date, the Surviving Corporation shall take all actions reasonably necessary to adopt an audit committee charter that includes a customary policy comparable to other similar asset managers for approval of related party transactions by a majority of the independent directors of the Surviving Corporation.

Section 5.10 Listing. Prior to the Closing, GCM PubCo shall prepare and submit to Nasdaq (or in its sole discretion, NYSE) a listing application, if required under Nasdaq (or NYSE, if applicable), covering the Class A Common Stock issuable in the Merger and the GCM PubCo Equity Investments.

Article VI

COVENANTS OF ACQUIROR

Section 6.1 Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt an incentive equity plan in substantially the form attached hereto as Exhibit H (the “Incentive Equity Plan”), subject to approval by Acquiror Stockholders in the Proxy Statement. Within two (2) Business Days following the expiration of the sixty (60) day period following the date the Surviving Corporation has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, the Surviving Corporation shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Class A Common Stock (following the Effective Time) issuable under the Incentive Equity Plan, and the Surviving Corporation shall use reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

Section 6.2 Trust Account Proceeds and Related Available Equity.

(a) If the amount of cash available in the Trust Account (the “Available Acquiror Cash”) after (i) deducting the amount required to satisfy the Acquiror Share Redemption Amount and (ii) including the GCM PubCo Equity Investments is reasonably expected to be less than Three Hundred Million Dollars ($300,000,000) (which amount, for the avoidance of doubt, is determined before and without regard to the payment of Acquiror Transaction Expenses or Grosvenor Transaction Expenses) as of the Closing (such amount, as calculated in accordance with the foregoing, the “Minimum Available Acquiror Cash Amount”), then the Grosvenor Holders and their Affiliates shall be entitled to arrange for the purchase by third Persons of, additional shares of Acquiror Common Stock at a price per share of $10.00 in an aggregate amount such that the Available Acquiror Cash is, at or immediately prior to the Closing, equal to at least the Minimum Available Acquiror Cash Amount after giving effect to such purchases, and such purchases made pursuant to this sentence shall be added to the definition and amount of Available Acquiror Cash including for purposes of Section 8.3(c)(i). Acquiror shall reasonably cooperate with and shall take all actions reasonably required to effect the foregoing, including, without limitation, by issuing additional shares of Acquiror Common Stock.

(b) Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.3 Nasdaq Listing. From the date hereof through the Closing, Acquiror shall ensure that Acquiror remains listed as a public company on Nasdaq.

Section 6.4 No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article IX, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Grosvenor Holders, the Grosvenor Companies and their respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Grosvenor Holders, the Grosvenor Companies and their respective representatives).

Section 6.5 Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause IntermediateCo to, except as contemplated by this Agreement, as required by applicable Law (including for this purpose any COVID-19 Measures), as consented to by the Grosvenor Holders in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or as set forth on Section 6.5(a) of the Acquiror Disclosure Letter, operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Grosvenor Holders in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or as set forth on Section 6.5(a) of the Acquiror Disclosure Letter, Acquiror shall not, and Acquiror shall cause IntermediateCo not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by Law:

(i) seek any approval from the Acquiror Stockholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or IntermediateCo, except as contemplated by the Transaction Proposals and the Extension Proposals;

(ii) (x) make or declare any dividend or distribution to the stockholders of Acquiror or make any other distributions in respect of any of Acquiror’s or IntermediateCo’s capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or IntermediateCo’s capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or IntermediateCo, other than a redemption of Acquiror Common Stock (prior to the Effective Time) made as part of the Acquiror Share Redemptions;

(iii) make or change any material election in respect of material Taxes, amend, modify or otherwise change any filed material Tax Return, adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, enter into any closing agreement in respect of material Taxes, settle any claim or assessment in respect of material Taxes, surrender or allow to expire any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(iv) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or IntermediateCo (including, for the avoidance of doubt, (x) Sponsor and (y) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or IntermediateCo or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee (x) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, or (y) incurred between Acquiror and IntermediateCo (provided, that this Section 6.5(a)(v) shall not prevent the Acquiror from borrowing funds necessary to finance its ordinary course administrative costs and expenses and transaction expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including any costs and expenses necessary for the Extension, up to aggregate additional Indebtedness during the Interim Period of $1,000,000) and the taking of the actions permitted in this parenthetical shall not be deemed a breach to the extent such actions conflict with any other provision of this Section 6.5(a));

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Documents or in support of the ordinary course operations of the Acquiror;

(vii) (A) issue any Acquiror Common Stock or securities exercisable for or convertible into Acquiror Common Stock, other than the issuance of the Acquiror Common Stock pursuant to this Agreement, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Common Stock not outstanding on the date hereof or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(viii) enter into any agreement to do any action prohibited under this Section 6.5.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including IntermediateCo) to comply in all material respects with, and continue performing under, as applicable, the Acquiror Governing Documents, the Trust Agreement and all other material Contracts to which Acquiror or its Subsidiaries may be a party.

Section 6.6 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.7 PIPE Subscriptions. Unless otherwise approved in writing by Grosvenor Capital, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to termination), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. Subject to the immediately preceding sentence, Acquiror shall use its reasonable efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements in all material respects on the terms described therein, including using its reasonable efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable PIPE Subscription Agreement in accordance with its terms. In the event that any PIPE Investor terminates, attempts to terminate or provides written notice to Acquiror of its intent to terminate such PIPE Investor’s obligations under its PIPE Subscription Agreement, then, notwithstanding the restrictions on replacements in the foregoing, Acquiror shall be entitled to arrange for the purchase by third Persons of shares of Class A Common Stock in connection with the GCM PubCo Equity Investments on the same terms and conditions as the other PIPE Investors have agreed pursuant to their respective PIPE Subscription Agreements; provided that such third Persons shall be reasonably acceptable to Grosvenor Holdings as confirmed in writing by Grosvenor Holdings prior to Acquiror’s entry into a PIPE Subscription Agreement with such third Persons.

Article VII

JOINT COVENANTS

Section 7.1 Regulatory Approvals; FINRA Approval; Other Filings.

(a) Acquiror shall cooperate in good faith with the Grosvenor Holders, the Grosvenor Companies and any Governmental Authority and undertake (and not waive its rights under the PIPE Subscription Agreement with respect to the PIPE Investors’ obligations with respect to Regulatory Approvals) promptly any and all action required to satisfy the Regulatory Approvals in order to complete lawfully the Transactions as soon as practicable (but in any event prior to the Agreement Extended End Date) and any and all action necessary or advisable to (x) consummate the Transactions as contemplated hereby (including, among other things, issuing to GCM V high voting shares as contemplated by the Surviving Corporation Charter) and (y) avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including, with the Grosvenor Holders’ prior written consent, (i) restructuring and/or modifying, amending or waiving the terms of the Transactions, (ii) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Grosvenor Companies, the Grosvenor Holders or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Grosvenor Companies, the Grosvenor Holders or Acquiror and (iii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the Agreement Extended End Date. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any Transaction as in violation of any applicable Law, Acquiror shall promptly contest and resist any such Action, and seek to have promptly vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts the consummation of the Transactions, including by pursuing all available avenues of administrative and judicial appeal. Acquiror shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary herein, Acquiror’s obligations under this Section 7.1(a) shall be absolute and not qualified by “reasonable efforts.” For the avoidance of doubt, and without limiting Sponsor’s obligations in the other sentences of Section 7.1(b), nothing contained in this Section 7.1(a), the first sentence of Section 7.1(b) or Section 7.3 shall require any Affiliate of Acquiror (other than IntermediateCo) to take or forbear from any action, and it is acknowledged and agreed by the parties hereto that the obligations in this Section 7.1(a), the first sentence of Section 7.1(b) and Section 7.3 shall be limited to Acquiror (and to the extent of any obligation directly on IntermediateCo or with respect to which Acquiror is required to cause IntermediateCo to take action, IntermediateCo).

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, Acquiror shall (and, to the extent required, shall not waive its rights under the PIPE Subscription Agreement with respect to the PIPE Investors’ obligations with respect to Regulatory Approvals) (i) diligently and expeditiously defend and use reasonable efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Grosvenor Holders and the Grosvenor Companies shall promptly furnish to the CF Entities, and the CF Entities shall promptly furnish to the Grosvenor Holders and the Grosvenor Companies, copies of any notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that none of the parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties. To the extent not prohibited by Law, the Grosvenor Holders and Grosvenor Company agree to provide Acquiror, Sponsor and their respective counsel, and Acquiror and Sponsor agree to provide the Grosvenor Companies, the Grosvenor Holders and their respective counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Grosvenor Holders, the Grosvenor Companies (on behalf of itself and its Subsidiaries) and Sponsor agrees to make all filings, to provide all information reasonably required of such Person and to reasonably cooperate with Acquiror and the Grosvenor Companies, in each case, in connection with the Regulatory Approvals.

(c) Without limiting the generality of the forgoing, promptly, and in any event within 10 Business Days following the date hereof, the Grosvenor Holders shall prepare and cause the Broker-Dealer to file with FINRA a materiality consultation letter (“MatCon”), or to the extent necessary a continuing membership application (pursuant to FINRA Rule 1017) (a “CMA”, and together with a MatCon, each a “FINRA Consent Application”), with respect to the Transactions, and shall use reasonable efforts to provide Acquiror with a reasonable opportunity to review and comment upon such MatCon or CMA, as the case may be, (which comments the Grosvenor Holders shall consider in good faith and, to the extent any such comments relate to disclosure directly regarding Acquiror and such comments are reasonable, the Grosvenor Holders shall incorporate such comments into the application) prior to the filing thereof with FINRA. The Grosvenor Holders shall promptly apprise Acquiror of the occurrence and substance of each material communication from or to FINRA or the SEC with respect to the FINRA Consent Application.

(d) Without limiting the generality of the foregoing, promptly, and in any event within 10 Business Days following the date hereof, each of Acquiror and any other Person who is to acquire or increase control over GCM Investments UK LLP for the purposes of Part XII of the Financial Services and Markets Act 2000, as amended (“FSMA”) at the Closing shall prepare and file a notice to the FCA under Section 178 of FSMA (the “FCA Change in Control Notification”).

(e) Without limited the generality of the foregoing, promptly, and in any event within 10 Business Days following the date hereof, each of Acquiror and any other Person who is to become a substantial shareholder of GCM Investments Hong Kong Limited for the purposes of section 132 of the Securities and Futures Ordinance (Cap. 571) at Closing shall prepare and submit the relevant application to the SFC (the “SFC Change in Control Application”).

(f) The Grosvenor Companies, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions.

Section 7.2 Preparation of Proxy Statement/ Registration Statement; Stockholders’ Meeting and Approvals.

(a) Proxy Statement/Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror, GCM PubCo and the Grosvenor Companies shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Stockholders relating to the Acquiror Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Acquiror, GCM PubCo and the Grosvenor Companies shall jointly prepare and GCM PubCo shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of Class A Common Stock and Surviving Corporation Common Warrants and units comprising such to be issued in exchange for the issued and outstanding Acquiror Common Stock and Acquiror Common Warrants and units of Acquiror comprising such (the “Registration Statement Securities”). Each of Acquiror, GCM PubCo and the Grosvenor Companies shall use its reasonable efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated thereby, and to obtain all necessary state securities law or “Blue Sky” Permits and approvals required to carry out the transactions contemplated hereby. Each of Acquiror, GCM PubCo, the Grosvenor Holders and each of the Grosvenor Companies agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Acquiror, GCM PubCo, the Grosvenor Holders, the Grosvenor Companies or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Transactions (the “Solicitation Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, each of Acquiror, GCM PubCo, the Grosvenor Holders and the Grosvenor Companies will advise the other parties, reasonably promptly after such party receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Class A Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, each of Acquiror, GCM PubCo, the Grosvenor Holders and the Grosvenor Companies and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Solicitation Document each time before any such document is filed with the SEC by Acquiror or GCM PubCo, and each shall give reasonable and good faith consideration to any comments made by the other parties and their counsel. To the extent not prohibited by Law, each of Acquiror, GCM PubCo, the Grosvenor Holders and the Grosvenor Companies shall provide the other parties and their counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Solicitation Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the other parties or their counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror, GCM PubCo, the Grosvenor Holders and the Grosvenor Companies shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(iv) If at any time prior to the Closing any information relating to the Grosvenor Holders, GCM PubCo, the Grosvenor Companies, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Grosvenor Holders, GCM PubCo, the Grosvenor Companies or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement/Registration Statement, so that such document would not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

(b) Acquiror Stockholder Approval. Acquiror shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law, (ii) duly (1) give notice of and (2) convene and hold a meeting of its stockholders (the “Acquiror Stockholders’ Meeting”) in accordance with the Acquiror Governing Documents and Section 710 of the NYSE Listing Rules or Nasdaq Listing Rule 5620(b), as applicable, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its stockholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors (subject to Section 7.2(d)), recommend to its stockholders the (A) approval of the Merger and the transactions contemplated thereby, including the amendment and restatement of GCM PubCo’s certificate of incorporation as set forth in the Surviving Corporation Charter, (B) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (C) approval of the issuance of shares of Surviving Corporation Common Stock in connection with the Transactions, (D) approval of the issuance of more than one percent (1%) of GCM PubCo’s outstanding common stock to a “related party” pursuant to the rules of the NYSE or Nasdaq, as applicable, (E) approval of the adoption by Acquiror of the equity plans described in Section 6.1, (F) the election of directors effective as of the Closing as contemplated by Section 5.7, (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Grosvenor Companies to be necessary or appropriate in connection with the Transactions and (I) adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (I), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. Subject to Section 7.2(d), the Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the stockholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the stockholders of Acquiror in Section 7.2(c)(v), a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Stockholder Approval shall not have been obtained at any such Acquiror Stockholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 7.2(b), and hold additional Acquiror Stockholders’ Meetings in order to obtain the Acquiror Stockholder Approval. Acquiror may only adjourn the Acquiror Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Acquiror prior to the Acquiror Stockholders’ Meeting, (iv) as contemplated by the last sentence of Section 7.2(d), or (v) with the prior written consent of the Grosvenor Holders (not to be unreasonably conditioned, withheld, delayed or denied), in the event that, as a result of the Acquiror Share Redemptions submitted by the Acquiror Stockholders prior to the Acquiror Stockholders’ Meeting, the conditions set forth in Section 8.3(c) would not be satisfied as of the Closing; provided, that the Acquiror Stockholders’ Meeting, without the prior written consent of the Grosvenor Holders, (x) may not be adjourned to a date that is more than 20 days after the date for which the Acquiror Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) is held no later than three (3) Business Days prior to the Agreement Extended End Date.

(c) Extension of Time Period to Consummate a Business Combination.

(i) As promptly as reasonably practicable after the execution of this Agreement, Acquiror shall prepare (with the Grosvenor Holders’ and the Grosvenor Companies’ reasonable cooperation (including causing their respective Subsidiaries and representatives to cooperate)) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) to amend (A) the Acquiror Governing Documents and (B) the Trust Agreement, in each case, to extend the time period for Acquiror to consummate a Business Combination from September 17, 2020 (the “Extension”, and such date by which Acquiror must consummate a Business Combination in accordance with its Governing Documents and the Trust Agreement, as amended, as extended to December 17, 2020, March 17, 2021 or June 17, 2021 in accordance with the provisions of this Section 7.2(c), the “Extension Approval End Date”) to December 17, 2020 (clauses (A) and (B) together, the “Extension Proposals”). Acquiror shall use its reasonable efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing. Acquiror shall provide the Grosvenor Holders a reasonable opportunity to review the Extension Proxy Statement prior to its filing with the SEC and will consider in good faith the incorporation of any comments thereto provided by the Grosvenor Holders.

(ii) To the extent not prohibited by Law, Acquiror will advise the Grosvenor Holders and the Grosvenor Companies, reasonably promptly after Acquiror receives notice thereof, of the time when the Extension Proxy Statement has been cleared by the SEC, if any, any supplement or amendment thereto has been filed, or of any request by the SEC for the amendment or supplement of the Extension Proxy Statement or for additional information. To the extent not prohibited by Law, the Grosvenor Holders, the Grosvenor Companies and their counsel shall be given a reasonable opportunity to review and comment on the Extension Proxy Statement in connection therewith each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Grosvenor Holders, the Grosvenor Companies and their counsel. To the extent not prohibited by Law, Acquiror shall provide the Grosvenor Holders, the Grosvenor Companies and their counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement in connection therewith promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Grosvenor Holders, the Grosvenor Companies or their counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror, GCM PubCo, the Grosvenor Holders and the Grosvenor Companies shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Extension Proxy Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Extension Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(iv) If at any time prior to the Extension Stockholders’ Meeting any information relating to GCM PubCo, the Grosvenor Holders, the Grosvenor Companies, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Grosvenor Holders, the Grosvenor Companies or Acquiror, which is required to be set forth in an amendment or supplement to the Extension Proxy Statement, so that neither of such documents would include any untrue of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

(v) Acquiror shall (A) as promptly as practicable after the Extension Proxy Statement is cleared by the SEC, (1) cause the Extension Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law, (2) duly (I) give notice of and (II) convene and hold a meeting of its stockholders (the “Extension Stockholders’ Meeting”) in accordance with the Acquiror Governing Documents and Section 710 of the NYSE Listing Rules or Nasdaq Listing Rule 5620(b), as applicable, for a date no earlier than September 1, 2020 and no later than three (3) Business Days prior to the Extension Approval End Date, and (III) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Extension Proposals, and (B) provide its stockholders with the opportunity to elect to effect an Acquiror Share Redemption; provided that, notwithstanding anything to the contrary set forth in this Section 7.2(c) to the extent (v) the Acquiror Stockholder Approval is obtained at any time before the Extension Stockholders’ Meeting is held and (w) the Closing has occurred prior to the Extension Approval End Date, all obligations under this Section 7.2(c), shall terminate and be of no further force or effect. Acquiror shall (subject to Section 7.2(d)), through its Board of Directors, recommend to its stockholders the approval of the Extension Proposals, and include such recommendation in the Proxy Statement. Subject to Section 7.2(d), the Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the stockholders of Acquiror that they vote in favor of the Extension Proposals. To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Extension Stockholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Extension Stockholders’ Meeting and submit for approval the Extension Proposals and (z) Acquiror agrees that if the Acquiror Extension Approval shall not have been obtained at any such Extension Stockholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 7.2(c), and hold additional Extension Stockholders’ Meetings in order to obtain the Acquiror Extension Approval. Acquiror may only adjourn the Extension Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Extension Approval, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Acquiror prior to the Extension Stockholders’ Meeting, (iv) as contemplated by the last sentence of Section 7.2(d), or (v) with the prior written consent of the Grosvenor Holders (not to be unreasonably conditioned, withheld, delayed or denied), in the event that, as a result of the Acquiror Share Redemptions submitted by the Acquiror Stockholders prior to the Extension Stockholders’ Meeting, the conditions set forth in Section 8.3(c) would not be satisfied as of the Closing; provided, that the Acquiror Stockholders’ Meeting (x) may not be adjourned to a date that is more than 20 days after the date for which the Extension Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) is held no later than three (3) Business Days prior to the Extension Approval End Date.

(vi) At Acquiror’s election, or at Grosvenor Holders’ election in writing to be delivered to Acquiror on or prior to November 1, 2020 (but following the Acquiror Extension Approval), Acquiror shall comply with and take all actions set forth in Section 7.2(c)(i) – (v), mutatis mutandis, in order to further extend the time period for Acquiror to consummate a Business Combination beyond December 17, 2020 to March 17, 2021 (either, in Acquiror’s reasonable discretion, as (x) a one-time three month extension to March 17, 2021 or (y) one shorter term extension with the right of Acquiror to continue to extend one or more times without stockholder approval through March 17, 2021; provided, that in the event that Acquiror extends in accordance with the foregoing clause (y), Acquiror agrees that, unless otherwise consented to in writing by the Grosvenor Holders or this Agreement has been terminated pursuant to Section 9.1, it will exercise all such additional extension rights through the earlier of the Closing and March 17, 2021), and the approval of Acquiror’s stockholders for such additional extension(s) shall be included within the term “Acquiror Extension Approval” with respect to such additional extension(s), and upon receiving such approval, any reference in this Agreement to the Extension Approval End Date will mean March 17, 2021.

(vii) At Acquiror’s election, or at Grosvenor Holders’ election in writing to be delivered to Acquiror on or prior to February 1, 2021 (but following the Acquiror Extension Approval), Acquiror shall comply with and take all actions set forth in Section 7.2(c)(i) – (v), mutatis mutandis, in order to further extend the time period for Acquiror to consummate a Business Combination beyond March 17, 2021 to June 17, 2021 (either, in Acquiror’s reasonable discretion, as (x) a one-time three month extension to June 17, 2021 or (y) one shorter term extension with the right of Acquiror to continue to extend one or more times without stockholder approval through June 17, 2021; provided, that in the event that Acquiror extends in accordance with the foregoing clause (y), Acquiror agrees that, unless otherwise consented to in writing by the Grosvenor Holders or this Agreement has been terminated pursuant to Section 9.1, it will exercise all such additional extension rights through the earlier of the Closing and June 17, 2021), and the approval of Acquiror’s stockholders for such additional extension(s) shall be included within the term “Acquiror Extension Approval” with respect to such additional extension(s), and upon receiving such approval, any reference in this Agreement to the Extension Approval End Date will mean June 17, 2021.

(viii) Notwithstanding anything to the contrary contained in this Agreement, Acquiror, at its sole election and without the consent or approval of any other party hereto, shall be permitted to extend the time period for Acquiror to consummate a Business Combination beyond June 17, 2021, and incur any expenses in connection therewith (which for the avoidance of doubt, shall not affect the Agreement Extended End Date).

(d) Notwithstanding anything to the contrary contained in this Agreement, the Acquiror’s Board of Directors may, at any time prior to, but not after, obtaining the Acquiror Stockholder Approval, make a Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the failure to take such action would be a breach of the fiduciary duties of the Board of Directors of Acquiror to the Acquiror Stockholders under applicable Law, provided, that: (A) the Grosvenor Holders shall have received written notice from Acquiror of Acquiror’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by Acquiror (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Grosvenor Holders, Acquiror and its representatives shall have negotiated in good faith with the Grosvenor Holders and their representatives regarding any revisions or adjustments proposed by the Grosvenor Holders to the terms and conditions of this Agreement as would enable Acquiror to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (C) if the Grosvenor Holders requested negotiations in accordance with clause (B), Acquiror may make an Intervening Event Change in Recommendation only if the Board of Directors of Acquiror, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Grosvenor Holders shall have, prior to the expiration of the 5-Business Day period, offered in writing in a manner that would form a binding contract if accepted by Acquiror (and the other applicable parties hereto), continues to determine in good faith that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Acquiror Stockholders under applicable Law. An “Intervening Event” shall mean any Event that (i) was not known to its Board of Directors as of the date of this Agreement and (ii) does not relate to (A) any Business Combination Proposal or (B) clearance of the Transaction under the Regulatory Approvals or any other applicable Laws, including any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.1; provided, however, that (1) any change in the price or trading volume of Acquiror Common Stock shall not be taken into account for purposes of determining whether an Intervening Event has occurred; and (2) the Grosvenor Companies meeting, failing to meet or exceeding projections (in and of itself, but without preventing a determination of an Intervening Event as to the Events underlying such change) shall not be taken into account for purposes of determining whether an Intervening Event has occurred. Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations on Acquiror and/or Acquiror’s Board of Directors to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or make a recommendation, shall be tolled during such period, and in the event a filing and or notice for a meeting was made prior to the Intervening Event Notice Period, Acquiror shall be permitted to adjourn such meeting and amend such filing as necessary in order to provide sufficient time for the stockholders to consider any revised recommendation.

(e) Acquiror agrees that it shall provide the holders of Acquiror Common Stock the opportunity to elect redemption of such shares of Acquiror Common Stock in connection with the Acquiror Stockholders’ Meeting and, if applicable, the Extension Stockholders’ Meeting, as required by the Acquiror Governing Documents.

Section 7.3 Support of Transaction

(a). Without limiting any covenant contained in Article VI or Article VII, Acquiror and IntermediateCo shall each, and shall each cause their respective Subsidiaries to (a) use reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror or its Affiliates are required to obtain in order to consummate the Transactions and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article VIII (including the use of reasonable efforts to enforce Acquiror’s rights under the PIPE Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

Section 7.4 Tax Matters.

(a) Preparation of Tax Returns.

(i) With respect to any Flow-Thru Tax Return of the Grosvenor Companies or their Subsidiaries with respect to a Pre-Closing Tax Period, such Flow-Thru Tax Return shall be prepared in a manner consistent with the past practices of the Grosvenor Companies and their Subsidiaries, except as required by applicable Law or set forth herein. At least twenty (20) days prior to the filing of any such Tax Return, a draft copy of such Tax Return shall be delivered to Grosvenor Holdings for its review and approval.

(ii) Grosvenor Capital shall take all actions necessary to ensure that Grosvenor Capital (and, to the extent provided for in the Tax Receivable Agreement, any of its Subsidiaries that is treated as a partnership or disregarded entity for applicable Tax purposes) will have made a valid election pursuant to Section 754 of the Code (and elections available under similar provisions of state or local Law) that is effective for the taxable period that includes the Closing Date. Determinations with respect to the allocation of taxable items of Grosvenor Capital and its Subsidiaries that are to be made as a result of the transfer of interests in Grosvenor Capital made in connection with the Transactions shall be made under Section 706 of the Code under any proper method selected by Grosvenor Holdings. To the fullest extent permitted by applicable Law, all deductions triggered in connection with the Transactions shall be reported on income Tax Returns of the Grosvenor Companies and their Subsidiaries as attributable to Pre-Closing Tax Periods.

(iii) With respect to any such matter that could reasonably be expected to result in any Tax liability for which any Grosvenor Holder could be responsible, without the prior written consent of Grosvenor Holdings, Acquiror shall not, and shall not permit any of its Affiliates to file, re-file, or amend any Tax Return of the Grosvenor Companies or their Subsidiaries with respect to any Pre-Closing Tax Period, or make any election that would have retroactive effect with respect to a Pre-Closing Tax Period.

(iv) With respect to the Transactions, for U.S. federal income Tax purposes, the parties intend that (i) except to the extent required to be treated as imputed interest under applicable Law, payments made under the Tax Receivable Agreement that are attributable to the Purchase (as such term is defined in the Tax Receivable Agreement) be treated as additional consideration in respect of the Option Conveyance and the interests in Grosvenor Capital acquired directly or indirectly from Grosvenor Holdings in the Grosvenor Class B-1 Sale (if any) and the GCM Transfers; (ii) the recapitalization of the equity interests of Grosvenor Capital in connection with Grosvenor Redomicile and LLLPA Amendment will be treated as a non-taxable recapitalization of the equity of Grosvenor Capital; and (iii) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and agree to (and shall cause their Affiliates to) file all Tax Returns consistent with the foregoing to the fullest extent permitted by applicable Law. Grosvenor Capital agrees to use reasonable efforts to cooperate with Acquiror to provide information reasonably and timely requested in order for counsel to Acquiror to provide an opinion regarding the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

(b) Tax Contest Matters. With respect to any Tax audit, examination, proceeding, claimed deficiency or other similar matter relating to the Grosvenor Companies or their Subsidiaries that pertains to Flow-Thru Tax Returns with respect to Pre-Closing Tax Periods (a “Tax Matter”), if directed by Grosvenor Holdings, (i) the relevant Grosvenor Company or other entity shall (to the extent permissible under applicable Law) make or not make the election provided for under Section 1101(g)(4) of the Bipartisan Budget Act of 2015 (or any similar election available under U.S. state or local Law); (ii) with respect to any Tax liability arising out of a Tax Matter, the Grosvenor Companies and their Subsidiaries shall not make the election provided for in Section 6226(a) of the Code with respect to such liability, and shall instead pay any “imputed underpayment” (or similar liability imposed under other provisions of applicable Tax law) at the Grosvenor Company or other relevant entity-level. Notwithstanding anything else contained herein or in the Governing Documents of Grosvenor Capital, without the prior written consent of Grosvenor Holdings (which may be withheld in Grosvenor Holdings’ sole discretion), in no event will the Grosvenor Holders be required to amend any Tax Return in connection with the procedures described in Section 6225(c) of the Code, undertake any other alternative to payment by the Grosvenor Companies or their Subsidiaries of any imputed underpayment as provided for in the immediately preceding sentence, or undertake any indemnification or reimbursement obligation of any Grosvenor Company in connection with liabilities described in this Section 7.4(b). The Grosvenor Holders will use reasonable efforts to cooperate to reduce any amounts that the Grosvenor Companies and their Subsidiaries are required to pay in connection with any imputed underpayment (or similar liabilities imposed under other provisions of applicable Tax law); provided, for the avoidance of doubt, that in no event will this sentence be interpreted to require the Grosvenor Holders to indemnify, reimburse or otherwise pay any portion of any applicable imputed underpayment or similar liability.

(c) Allocation Matters. For purposes of determining the U.S. federal income Tax consequences of the Transactions (including any amounts subject to the provisions of Section 751 of the Code in connection with the Grosvenor Class B-1 Sale (if any)), the parties agree to use any reasonable allocation of values among the assets of Grosvenor Capital and its Subsidiaries that is selected by Grosvenor Holdings. The parties agree to (and to cause their Affiliates to) file all of their Tax Returns consistent with any such values selected by Grosvenor Holdings.

(d) Cooperation. Acquiror, the Grosvenor Companies and Grosvenor Holdings shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, in connection with the filing of Tax Returns and any audit or other proceeding regarding Taxes with respect to any Pre-Closing Tax Period of the Grosvenor Companies and their Subsidiaries. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Return or Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of such powers of attorney as may be necessary to allow for the filing of Tax Returns or the control of any Legal Proceedings relating to Taxes.

(e) Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement shall be borne and paid by Grosvenor Capital.

Section 7.5 Section 16 Matters. Prior to the Closing, each of the Grosvenor Companies and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of the Grosvenor Company Interests or acquisitions of Acquiror Common Stock (prior to the Effective Time) (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule B-3 promulgated under the Exchange Act.

Article VIII
CONDITIONS TO OBLIGATIONS

Section 8.1 Conditions to Obligations of Acquiror, IntermediateCo, the Grosvenor Holders and the Grosvenor Companies. The obligations of Acquiror, IntermediateCo, the Grosvenor Holders and the Grosvenor Companies to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Stockholder Approval shall have been obtained;

(b) Solely to the extent that an Extension Stockholders’ Meeting is required to be held and is duly held in accordance with the terms hereof, the Acquiror Extension Approval shall have been obtained;

(c) All approvals or consents, and all waiting or other periods, under the Laws set forth and described on Section 8.1(c) of the Grosvenor Companies Disclosure Letter (collectively, the “Regulatory Approvals”) shall have been obtained or have expired or been terminated, as applicable;

(d) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(e) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) upon the Closing (after giving effect to the Acquiror Share Redemption); and

(f) The shares of Class A Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq or the NYSE.

Section 8.2 Conditions to Obligations of Acquiror and IntermediateCo. The obligations of Acquiror and IntermediateCo to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and IntermediateCo:

(a) The representations and warranties contained in Section 3.19(a) shall be true and correct in all respects as of the Closing Date. Each of the other representations and warranties of the Grosvenor Companies contained in this Agreement shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Each of the covenants of the Grosvenor Companies and the Grosvenor Holders to be performed as of or prior to the Closing shall have been performed in all material respects. For purposes of this Section 8.2(b), (i) a covenant of the Grosvenor Companies or the Grosvenor Holders shall only be deemed to have not been performed if the Grosvenor Companies or the Grosvenor Holders have materially breached such material covenant and failed to cure within twenty (20) days after notice (or if earlier, the Agreement Extended End Date); provided that Acquiror shall not be required to consummate the Transactions at the Closing unless and until such material breach of a material covenant has been cured, and (ii) no action that is contemplated by the Pre-Closing Restructuring may be deemed to constitute nonperformance of such material covenant; and

(a) The Pre-Closing Restructuring shall have been completed prior to the Closing.

Section 8.3 Conditions to the Obligations of the Grosvenor Holders and the Grosvenor Companies. The obligation of the Grosvenor Holders and the Grosvenor Companies to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Grosvenor Holders and the Grosvenor Companies:

(a) The representations and warranties contained in Section 4.10(a) shall be true and correct in all respects as of the Closing Date. Each of the other representations and warranties of the Acquiror contained in this Agreement shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, has not had, and would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect;

(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects. For purposes of this Section 8.3(b), a covenant of the Acquiror shall only be deemed to have not been performed if Acquiror has materially breached such material covenant and failed to cure within twenty (20) days after notice (or if earlier, the Agreement Extended End Date); provided that the Grosvenor Holders and the Grosvenor Companies shall not be required to consummate the Transactions at the Closing unless and until such material breach of a material covenant has been cured; and

(c) Immediately prior to the Closing, the Available Acquiror Cash shall be no less than (i) the Minimum Available Acquiror Cash Amount (with respect to this clause (i), taking into account the GCM PubCo Equity Investments, a deduction of the amount required to satisfy the Acquiror Share Redemption Amount and no other Transactions) and (ii) Seventy-Five Million Dollars ($75,000,000) solely after deducting the amount required to satisfy the Acquiror Share Redemption Amount (and for the avoidance of doubt, excluding the GCM PubCo Equity Investments or the other Transactions).

Article IX
TERMINATION/EFFECTIVENESS

Section 9.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Grosvenor Holders and Acquiror;

(b) by written notice from the Grosvenor Holders or Acquiror to the other(s) if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Grosvenor Holders or Acquiror to the other(s) within five (5) Business Days after the Extension Approval End Date if the Acquiror Extension Approval shall have not been obtained on or prior to the Extension Approval End Date (in each case, as then in effect in accordance with Section 7.2(c));

(d) by written notice from the Grosvenor Holders to Acquiror if the Acquiror Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(e) by written notice from the Grosvenor Holders to Acquiror within five (5) Business Days after there has been a Modification in Recommendation;

(f) prior to the Closing, by written notice to the Grosvenor Holders from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Grosvenor Holders or the Grosvenor Companies set forth in this Agreement, such that the conditions specified in Section 8.2(a) or Section 8.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Grosvenor Holders or the Grosvenor Companies through the exercise of their respective reasonable efforts, then, for a period of up to thirty (30) days after receipt by the Grosvenor Holders of notice from Acquiror of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before February 2, 2021, or if the time period for Acquiror to consummate a Business Combination is extended to March 17, 2021, the Closing has not occurred on or before March 17, 2021 (in such case, March 17, 2021 being the “Agreement End Date”), or if the time period for Acquiror to consummate a Business Combination is extended to June 17, 2021, the Closing has not occurred on or before June 17, 2021 (the latest of such dates, the “Agreement Extended End Date”), unless Acquiror is in material breach hereof; or

(g) prior to the Closing, by written notice to Acquiror from Grosvenor Holdings if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or IntermediateCo set forth in this Agreement, such that the conditions specified in Section 8.3(a) and Section 8.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Grosvenor Holders of such breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement Extended End Date, unless any of the Grosvenor Holders or the Grosvenor Companies is in material breach hereof.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Grosvenor Holders, the Grosvenor Companies, Acquiror or IntermediateCo, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 9.2 and Article X and the Confidentiality Agreement shall survive any termination of this Agreement.

Article X
MISCELLANEOUS

Section 10.1 Trust Account Waiver. Each of the Grosvenor Companies and the Grosvenor Holders acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. Each of the Grosvenor Companies and the Grosvenor Holders further acknowledges that, as described in the prospectus dated December 11, 2018 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). Each of the Grosvenor Companies and the Grosvenor Holders acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transaction which constitutes a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a stockholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Stock (prior to the Effective Time) if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Stock (prior to the Effective Time) properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Grosvenor Companies and the Grosvenor Holders, on behalf of themselves and their respective Affiliates, hereby agree that they do not now have or shall at any time hereafter have, and irrevocably waive any right, title, interest or claim of any kind they or any of their respective Affiliates have or may have in the future, in or to any monies in the Trust Account or distributions therefrom and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Each of the Grosvenor Companies and the Grosvenor Holders agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror to induce the Acquiror to enter in this Agreement, and each of the Grosvenor Companies and the Grosvenor Holders further intends and understands such waiver to be valid, binding and enforceable against such party and each of its Affiliates under applicable Law. Notwithstanding the foregoing, (x) nothing herein shall serve to limit or prohibit the Grosvenor Companies’ and the Grosvenor Holders’ right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Acquiror’s public stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Grosvenor Holders in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Grosvenor Companies and the Grosvenor Holders may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to the Acquiror’s public stockholders).

Section 10.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member, General Partner or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 10.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to Acquiror or IntermediateCo, to:

CF Finance Acquisition Corp.
110 East 59th Street

New York, New York 10022

Email: smerkel@cantor.com
Attention: Stephen Merkel, General Counsel

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Email: ken.lefkowitz@hugheshubbard.com
Attention: Ken Lefkowitz

(b) If to the Grosvenor Companies, GCMH GP or GCM PubCo, to:

Grosvenor Capital Management Holdings, LLLP

900 North Michigan Avenue

Suite 1100

Chicago, Illinois 60611

Email: legal@gcmlp.com

Attention: Legal Department

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022-4834
Attention: Justin G. Hamill
Email: justin.hamill@lw.com

(c) If to the Grosvenor Holders or GCM V, to:

Grosvenor Holdings, L.L.C.

900 North Michigan Avenue

Suite 1100

Chicago, Illinois 60611

Email: legal@gcmlp.com

Attention: Legal Department

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022-4834
Attention: Justin G. Hamill
Email: justin.hamill@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 10.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 10.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person(including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Grosvenor Companies, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of Acquiror, the Grosvenor Companies or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 5.8(a)-(d), and the Grosvenor Non-Recourse Parties and the Acquiror Non-Recourse Parties (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 10.18.

Section 10.8 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing shall occur, Acquiror shall pay or cause to be paid, in accordance with Section 2.14(c), the Acquiror Transaction Expenses and the Grosvenor Transaction Expenses. For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror shall be paid upon the Closing and release of proceeds from the Trust Account.

Section 10.9 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.10 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic mail or in .pdf), and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument.

Section 10.11 Grosvenor Companies and Acquiror Disclosure Letters. The Grosvenor Companies Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Grosvenor Companies Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 10.12 Entire Agreement. (i) This Agreement (together with the Grosvenor Companies Disclosure Letter and the Acquiror Disclosure Letter), (ii) the Non-Disclosure Agreement, dated as of June 2, 2020, between Acquiror and Grosvenor Capital Management, L.P. (the “Confidentiality Agreement”), (iii) the Stockholders’ Agreement, (iv) the Registration Rights Agreement, (v) the Tax Receivable Agreement, (vi) the Sponsor Support Agreement, (vii) Forward Purchase Agreement, (viii) the A&R LLLPA and (ix) the PIPE Subscription Agreements (clauses (ii) – (ix), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 10.13 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.14 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Grosvenor Companies, which approval shall not be unreasonably withheld by any party; provided that no party shall be required to obtain consent pursuant to this Section 10.14(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.14(a).

(b) The restriction in Section 10.14(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 10.14.

Section 10.15 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 10.16 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 10.16.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 10.17 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

Section 10.18 Non-Recourse.

(a) Solely with respect to GCM PubCo, GCM V, the Grosvenor Holders, the Grosvenor Companies and the CF Entities, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, GCM PubCo, GCM V, the Grosvenor Holders, the Grosvenor Companies and the CF Entities as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of GCM PubCo, GCM V, the Grosvenor Holders and the Grosvenor Companies (each, a “Grosvenor Non-Recourse Party”) or the CF Entities (each, an “Acquiror Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of GCM PubCo, GCM V, the Grosvenor Companies, the Grosvenor Holders, or the CF Entities under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 10.19 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 9.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X.

Section 10.20 Conflicts and Privilege.

(a) Acquiror, the Grosvenor Companies and the Grosvenor Holders hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among Acquiror, IntermediateCo and/or Sponsor, on the one hand, and the Grosvenor Companies and/or the Grosvenor Holders, on the other hand, any legal counsel (including Hughes Hubbard & Reed LLP and Ellenoff Grossman & Schole LLP) that represented Acquiror and/or Sponsor prior to the Closing may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to the Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or Sponsor. Notwithstanding the foregoing, any privileged communications or information shared by the Grosvenor Companies prior to the Closing with Acquiror or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Grosvenor Companies following the Closing.

(b) Acquiror and the Grosvenor Companies hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among the Grosvenor Designated Directors and/or the Grosvenor Holders, on the one hand, and the Grosvenor Companies and/or Acquiror, on the other hand, any legal counsel (including Latham & Watkins LLP) that represented the Grosvenor Designated Directors and/or the Grosvenor Holders prior to the Closing may represent the Grosvenor Designated Directors and/or the Grosvenor Holders in such dispute even though the interests of the Grosvenor Designated Directors and/or the Grosvenor Holders may be directly adverse to the Acquiror and/or the Grosvenor Companies, and even though such counsel may have represented Acquiror and/or the Grosvenor Companies in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror, the Grosvenor Companies, the Grosvenor Designated Directors and/or the Grosvenor Holders. Acquiror and the Grosvenor Companies further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Latham & Watkins LLP) that represented the Grosvenor Companies, the Grosvenor Designated Directors and/or the Grosvenor Holders prior to the Closing and any one or more such Persons that relate in any way to the Transactions, the attorney/client privilege and the expectation of client confidence belongs to the Grosvenor Holders and/or the Grosvenor Designated Directors and may be controlled by the Grosvenor Holders and/or such Grosvenor Designated Directors, and shall not pass to or be claimed or controlled by Acquiror (after giving effect to the Closing) or the Grosvenor Companies; provided that the Grosvenor Holders and/or the Grosvenor Designated Directors shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Grosvenor Holders or the Grosvenor Designated Directors (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Grosvenor Companies following the Closing.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

ACQUIROR:

CF Finance Acquisition Corp.
a Delaware corporation

By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and CEO

INTERMEDIATECO:

CF Finance Intermediate Acquisition, LLC
a Delaware limited liability company

By: CF Finance Acquisition Corp., its sole member

By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chairman and CEO

SPONSOR:

CF Finance Holdings LLC
a Delaware limited liability company

By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: CEO

GROSVENOR CAPITAL:

Grosvenor Capital Management Holdings, LLLP
an Illinois limited liability limited partnership

By: GCMH GP, L.L.C., its General Partner

By: Grosvenor Holdings, L.L.C., its Managing Member

By: MJS, LLC, its Managing Member

By:	/s/ Michael J. Sacks
Name: Michael J. Sacks
Title: Manager

By: Michael J. Sacks, its Managing Member

/s/ Michael J. Sacks
Michael J. Sacks

GROSVENOR HOLDERS:

Grosvenor Holdings, L.L.C.
an Illinois limited liability company

By: MJS, LLC, its Managing Member

By:	/s/ Michael J. Sacks
Name: Michael J. Sacks
Title: Manager

By: Michael J. Sacks, its Managing Member

/s/ Michael J. Sacks
Michael J. Sacks

GCM Grosvenor Management, LLC
a Delaware limited liability company

By: Grosvenor Holdings, L.L.C., its Managing Member

By: MJS, LLC, its Managing Member

By:	/s/ Michael J. Sacks
Name: Michael J. Sacks
Title: Manager

By: Michael J. Sacks, its Managing Member

/s/ Michael J. Sacks
Michael J. Sacks

Grosvenor Holdings II, L.L.C.
a Delaware limited liability company

By: Grosvenor Holdings, L.L.C., its Managing Member

By: MJS, LLC, its Managing Member

By:	/s/ Michael J. Sacks
Name: Michael J. Sacks
Title: Manager

By: Michael J. Sacks, its Managing Member

/s/ Michael J. Sacks
Michael J. Sacks

GCM PUBCO:

GCM Grosvenor Inc.
a Delaware corporation

By:	/s/ Michael J. Sacks
Name: Michael J. Sacks
Title: Chief Executive Officer

GCMH GP:

GCMH GP, L.L.C.
a Delaware limited liability company

By: Grosvenor Holdings, L.L.C., its Managing Member

By: MJS, LLC, its Managing Member

By:	/s/ Michael J. Sacks
Name: Michael J. Sacks
Title: Manager

By: Michael J. Sacks, its Managing Member

/s/ Michael J. Sacks
Michael J. Sacks

GCM V:

GCM V, LLC
a Delaware limited liability company

By:	/s/ Michael J. Sacks
Name: Michael J. Sacks
Title: Manager